UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Genesco Inc.
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Notice of Annual Meeting of Shareholders

The annual meeting of shareholders of Genesco Inc. (the “Company”) will be held at the Company’s executive offices, Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee, on Thursday, June 23, 2016, at 10:00 a.m. Central Time.

The agenda will include the following items:

1.	a proposal to elect ten directors;

2.	a non-binding, advisory vote on the Company’s executive compensation;

3.	a proposal to approve the Second Amended and Restated Genesco Inc. 2009 Equity Incentive Plan;

4.	a proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm to the Company for the current fiscal year; and

5.	any other business that properly comes before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 25, 2016, are entitled to receive this notice and vote at the meeting and any adjournment or postponement thereof.

By order of the board of directors,

Roger G. Sisson

Secretary

May 13, 2016

IMPORTANT

It is important that your shares be represented at the meeting. Please vote by telephone or over the internet or sign, date and return the enclosed proxy card or voting instruction card promptly so that your shares will be voted. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience. Please do not return the enclosed proxy card or voting instruction card if you are voting by telephone or over the internet.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

JUNE 23, 2016

The board of directors of Genesco Inc. (“Genesco” or the “Company”) is soliciting proxies to be voted at the 2016 annual meeting of shareholders. The meeting will be held at the Company’s executive offices at 10:00 a.m. Central Time, on Thursday, June 23, 2016. The Company’s executive offices are located at Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217. The notice that accompanies this proxy statement describes the items on the meeting agenda.

The Company will pay the cost of the proxy solicitation. The Company has retained Georgeson LLC to assist in the proxy solicitation. Proxies may be solicited by mail, in person, by telephone, and via the internet. It will pay Georgeson a proxy solicitation fee of $12,750, plus $6.00 per completed telephone call to shareholders in the event that active solicitation is required, and reimburse its expenses. Directors, officers and other employees of the Company may also solicit proxies personally, by mail, telephone, email or other electronic means, but will receive no extra compensation for any solicitation activities. The Company will request brokers, nominees, fiduciaries and other custodians to forward soliciting material to the beneficial owners of shares and will reimburse the expenses they incur in doing so.

All valid proxies will be voted as the board of directors recommends (i.e., FOR the election of each of the ten directors listed in this proxy statement, FOR the non-binding, advisory vote on the Company’s executive compensation, FOR the proposal to approve the Second Amended and Restated Genesco Inc. 2009 Equity Incentive Plan, and FOR the proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm to the Company for the current year), unless otherwise specified. A shareholder may revoke a proxy before the proxy is voted at the annual meeting by giving written notice of revocation to the secretary of the Company, by executing and delivering a later-dated proxy, by casting a new vote by telephone or the internet or by attending the annual meeting and voting in person the shares the proxy represents.

The board of directors does not know of any matter that will be considered at the annual meeting other than those matters described in the accompanying notice. If any other matter properly comes before the meeting, persons named as proxies will use their best judgment to decide how to vote with respect to such matters.

These proxy materials were first mailed to certain shareholders on or about May 13, 2016. Also on that date, the Company mailed to all shareholders of record at the close of business on April 25, 2016, a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and the Company’s annual report online and how to vote online.

The proxy statement for the annual meeting and the annual report for the fiscal year ended January 30, 2016 are available at www.envisionreports.com/GCOB, which does not have “cookies” that identify visitors to the site.

VOTING SECURITIES

The holders of the Company’s Employees’ Subordinated Convertible Preferred Stock and the common stock will vote together as a single group at the annual meeting.

April 25, 2016 was the record date for determining who is entitled to receive notice of and to vote at the annual meeting. On that date, the number of voting shares outstanding and the number of votes entitled to be cast were as follows:

Class of Stock	No. of Shares	Votes per Share	Total Votes
Employees’ Subordinated Convertible Preferred Stock	38,066	1	38,066
Common Stock	20,909,801	1	20,909,801

A majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented at the meeting, it is considered present for quorum purposes for the rest of the meeting. For the election of directors, you may vote FOR each of the nominees to the board of directors, or you may WITHHOLD authority with respect to all nominees or one or more nominees. For all other proposals, you may vote FOR or AGAINST each proposal or abstain from voting on the proposal. Abstentions and shares represented at the meeting, but not voted on a particular matter due to a broker’s lack of discretionary voting power (“broker non-votes”), will be counted for quorum purposes but not as votes cast for or against a matter. Accordingly, for all proposals other than the proposal to approve the Second Amended and Restated Genesco Inc. 2009 Equity Incentive Plan, neither abstentions nor broker non-votes will have any legal effect on whether a proposal is approved. Additionally, WITHHOLD votes will have no effect on the outcome of the election of directors. The ratification of the independent registered public accounting firm is a routine matter as to which, under applicable New York Stock Exchange (“NYSE”) rules, a broker will have discretionary authority to vote if instructions are not received from the client at least 10 days prior to the annual meeting. The election of directors, the advisory vote on executive compensation, and the approval of the Second Amended and Restated Genesco Inc. 2009 Equity Incentive Plan are not matters as to which a broker may exercise discretionary voting authority.

Each of the director nominees must receive affirmative votes from a plurality of the votes cast to be elected. The proposals to approve the Second Amended and Restated Genesco Inc. 2009 Equity Incentive Plan and to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to the Company will be approved if the votes cast in favor of the proposal exceed the votes cast against it. Under applicable NYSE rules, abstentions will be treated as votes cast on the proposal to approve the Second Amended and Restated Genesco Inc. 2009 Equity Incentive Plan, but broker non-votes will have no effect on the proposal to approve the Second Amended and Restated Genesco Inc. 2009 Equity Incentive Plan, and abstentions will have the same effect as a vote AGAINST such proposal. The executive compensation of the Company’s named executive officers will be deemed approved if the votes cast in favor of the proposal exceed the votes cast against it; however, this is an advisory vote and is not binding on the board of directors.

PROPOSAL 1

ELECTION OF DIRECTORS

Ten directors are to be elected at the meeting. They will hold office until the next annual meeting of shareholders and until their successors are elected and qualified. A plurality of the votes cast by the shares entitled to vote in the election is required to elect a director. All the nominees are presently serving as directors, and all have agreed to serve if elected. All directors except for Messrs. McDermott and Tehle have been previously elected by the Company’s shareholders. The shares represented by valid proxies will be voted FOR the election of the following nominees, unless the proxies specify otherwise. If any nominee becomes unable or unwilling to serve prior to the annual meeting, the board of directors will reduce the number of directors comprising the board, as permitted by the Company’s Bylaws, or the proxies will be voted for a substitute nominee recommended by the board of directors.

The board of directors recommends that the shareholders vote FOR all of the director nominees.

Information Concerning Nominees

All the Company’s directors have demonstrated business acumen, the ability to exercise sound business judgment, and a commitment to serve the Company as directors. They also bring a variety of professional backgrounds and leadership experience that contribute to the effectiveness of the board in fulfilling its responsibilities to the Company. Set forth below is biographical information about each director and a discussion of factors in his or her experience that the board views as supporting his or her continued service on the board.

JOANNA BARSH, 63, Director Emeritus, McKinsey & Company; Independent Consultant. Ms. Barsh joined Genesco’s board in November 2013. She became a director emeritus of McKinsey & Company, a global management consulting firm, in March 2013, after more than 30 years with that firm, where she had been a senior partner since 1994. She is the author of several books. The board believes that Ms. Barsh’s expertise gained through more than three decades of helping management teams and boards identify market opportunities and chart and implement strategies provides valuable insight to Genesco’s board and management.

LEONARD L. BERRY, Ph.D., 73, University Distinguished Professor of Marketing, Presidential Professor for Teaching Excellence, Regents Professor, Texas A&M University. Dr. Berry has been a professor of marketing at Texas A&M University since 1982. He is also a Senior Fellow at the Institute for Healthcare Improvement in Cambridge, Massachusetts. He is the founder of the Center for Retailing Studies, holds the M.B. Zale Chair in Retailing and Marketing Leadership at Texas A&M and is the author of numerous books. He became a Genesco director in 1999. Dr. Berry brings to the board the benefits of years of thinking, writing, and teaching about the role of quality service in retail and other sectors, including healthcare, as well as the perspective gained from service on other corporate and non-profit boards.

JAMES W. BRADFORD, 69, Retired Dean, Owen Graduate School of Management, Vanderbilt University. Mr. Bradford, who joined Genesco’s board in 2005, has served as lead independent director since June 2012. He was Dean and Ralph Owen Professor for the Practice of Management in the Owen Graduate School of Management of Vanderbilt University from 2005 until his retirement in June 2013. He joined the Owen School faculty and administration in 2002. He was president and chief executive officer of United Glass Corporation from 1999 to 2001 and president and chief executive officer of AFG Industries, Inc. from 1992 to 1999, having joined that company in 1984 as general counsel after 11 years in private law practice. Mr. Bradford is a director of Clarcor Inc., a publicly-held provider of filtration products, systems and services, Granite Construction Incorporated, a publicly-held heavy civil contractor and construction materials producer, and Cracker Barrel Old Country Store, Inc., a publicly-held restaurant holding company. The board views Mr. Bradford’s extensive leadership experience at the university and in private industry as providing a significant perspective to the board and management.

ROBERT J. DENNIS, 62, Chairman, President and Chief Executive Officer, Genesco. Mr. Dennis joined Genesco in April 2004 as chief executive officer of Hat World Corporation. Mr. Dennis was named senior vice president of the Company in June 2004 and executive vice president and chief operating officer in 2005, with oversight responsibility for all the Company’s operating divisions, and became a director of the Company in 2006. He was named president in 2006, chief executive officer in August 2008 and chairman in April 2010. Prior to joining the Company, Mr. Dennis joined Hat World in 2001 from Asbury Automotive, where he was employed in senior management roles beginning in 1998. Mr. Dennis was with McKinsey & Company, an international consulting firm, from 1984 to 1997, becoming a partner in 1990. Mr. Dennis is also a director of Corrections Corporation of America, a publicly-traded, full-service corrections management provider, and HCA Holdings, Inc., a publicly-traded provider of health-care services. Mr. Dennis brings to his board service a knowledge of the Company’s business and responsibility for its strategic direction and operating performance, as well as a broad background in retailing.

MATTHEW C. DIAMOND, 47, Chief Executive Officer, Defy Media, LLC. Mr. Diamond co-founded Alloy, Inc. in 1996, a privately-held marketing and media company focusing on youth market through television, film, and digital media, which merged with Break Media in October 2013 to form Defy Media. He remains Chief Executive Officer of Defy Media, LLC. Mr. Diamond was a director of Alloy since its founding, and was named its chairman and chief executive officer in 1999. He has been a director of Genesco since 2001. The board considers Mr. Diamond’s experience in marketing to be a key demographic of the Company’s Journeys and Lids businesses, his knowledge of digital media and direct marketing, and his senior management experience to be important contributors to the effectiveness of Genesco’s board.

MARTY G. DICKENS, 68, Retired President, AT&T-Tennessee. Mr. Dickens, who joined Genesco’s board in 2003, retired from AT&T-Tennessee in 2007, after serving as its president for nine years. He held a number of positions with BellSouth/AT&T Corp. and its predecessors and affiliates since 1999, following more than six years as an executive vice president with BellSouth International. Mr. Dickens is also lead director of Avenue Financial Holdings, Inc., a publicly-traded bank holding company, chairman of the board of Harpeth Companies, a privately-held investment banking, consulting, and ventures company, and a director of a number of charitable and community organizations. The board believes that Mr. Dickens’ experience in various positions with BellSouth and AT&T, including his international experience, and his extensive involvement in the Company’s headquarters community, are beneficial to the board and to the Company.

THURGOOD MARSHALL, JR., 59, Partner, Morgan, Lewis & Bockius LLP. Mr. Marshall, who joined Genesco’s board in 2012, is a partner in the Washington, D.C. office of the law firm of Morgan, Lewis & Bockius LLP. He also serves on the boards of Corrections Corporation of America, Ethics Resource Center, and the Ford Foundation. Mr. Marshall’s professional background includes service in all three branches of the federal government and in the private sector. Prior to joining a predecessor of Morgan, Lewis & Bockius LLP as a partner in 2001, he served in roles including Assistant to the President and Cabinet Secretary from 1997 to 2001, co-chair of the White House Olympic Task Force in connection with the 2002 Winter Olympics, director of legislative affairs and deputy counsel to the Vice President, and counsel to the Senate Judiciary Committee, the Committee on Commerce, Science & Transportation, and the Governmental Affairs Committee. The board believes that Mr. Marshall’s extensive experience in government service and his expertise in corporate governance and oversight gained through service as a director in for-profit, non-profit, and public sectors, bring unique and valuable perspective to Genesco.

KATHLEEN MASON, 67, Former President and Chief Executive Officer, Tuesday Morning Corporation. Ms. Mason, who joined Genesco’s board in 1996, served as president and chief executive officer of Tuesday Morning Corporation, an operator of first-quality discount and closeout home furnishing and gift stores, from 2000 until June 2012. She was president and chief merchandising officer of Filene’s Basement, Inc. in 1999. She was president of the

HomeGoods division of The TJX Companies, Inc., an apparel and home fashion retailer, from 1997 to 1999. She was employed by Cherry & Webb, a women’s apparel specialty chain, from 1987 until 1992, as executive vice president, then, until 1997, as chairman, president and chief executive officer. Her previous business experience includes senior management positions with retailers May Company, The Limited Inc. and the Mervyn’s Stores division of Dayton-Hudson Corp. (now Target Corporation). Ms. Mason has also served as a director of other national retailers. Ms. Mason’s senior executive and board experience with other national retail companies provide her with a valuable perspective on a number of issues directly relevant to the Company’s business.

KEVIN P. McDERMOTT, 62, Former Partner, KPMG LLP. Mr. McDermott retired as a partner of the international accounting firm KPMG LLP in 2013, after having been associated with the firm for 33 years in various capacities, including audit engagement partner, SEC reviewing partner, professional practice partner, and audit partner in the firm’s Office of General Counsel. He is a member of the board of directors and audit committee of Daktronics, Inc., a publicly-traded provider of electronic scoreboards and display systems, and has served on the boards of several community, arts and religious organizations. Mr. McDermott joined Genesco’s board of directors in February 2016, having been recommended for consideration as a director by other non-management directors of the Company. The board considers Mr. McDermott’s broad exposure to many businesses and his knowledge of accounting, auditing, and public reporting gained in his career with KPMG to be valuable to the board and to the Company.

DAVID M. TEHLE, 59, Retired Executive Vice President and Chief Financial Officer, Dollar General Corporation. Mr. Tehle, who joined Genesco’s board in February 2016, having been recommended for consideration as a director by other non-management directors of the Company, retired in 2015 as executive vice president and chief financial officer of Dollar General Corporation, a publicly-traded retailer, where he had served in the senior finance role since 2004. Prior to Dollar General, he was chief financial officer of Haggar Corporation from 1997 to 2004, after having held finance positions at several companies, including Ryder System, Inc. and Texas Instruments Incorporated. He is a director of Jack in the Box, Inc, a publicly-traded restaurant company, and has been a director of various community organizations. The board believes that Mr. Tehle’s knowledge of finance and his experience as chief financial officer of a public company bring an important perspective to the board.

Director Independence

The board has determined that Ms. Barsh, Mr. Beard, Dr. Berry, Mr. Blaufuss, Mr. Bradford, Mr. Diamond, Mr. Dickens, Mr. Marshall, Ms. Mason, Mr. McDermott and Mr. Tehle are independent under applicable Securities and Exchange Commission (“SEC”) and NYSE rules. In making this determination, the board considered the following payments made by the Company in the fiscal year ended January 30, 2016 (“Fiscal 2016”):

•	charitable contributions totaling $5,000 to a tax-exempt organization of which Mr. Dickens is a director, payments of $34,406 for a leadership program and related expenses to another tax-exempt organization of which Mr. Dickens is a director, and contributions of $52,400 to a tax-exempt organization of which Mr. Dickens’ wife is a director;

•	payments totaling $257,499 to a law firm of which Mr. Marshall is a partner that provided legal services to the Company; and

•	payments totaling $2,200 for membership in a tax-exempt organization of which Mr. McDermott’s wife is a director.

The board determined that none of such payments affected the independence of the directors affiliated with the recipient organizations. In making the determination with respect to Mr. Marshall, the board considered the immateriality of the Company’s payments to Mr. Marshall’s firm relative to its revenues, including the fact that the payments represented less than $400 per partner in the firm. It also considered the facts that Mr. Marshall was not personally involved in the provision or supervision of legal services to the Company, that Mr. Marshall did not receive a disproportionate share of such payments relative to payments from clients of the firm, that Mr. Marshall does not serve as a director of the firm, and that the Company’s relationship with the firm predates Mr. Marshall’s affiliation with the firm, which resulted from a merger with his prior firm in November 2014, by more than 30 years.

Certain Relationships and Related Transactions

The Company is not aware of any related-party transactions since the beginning of the last fiscal year between the Company and any of its directors, executive officers, 5% shareholders or their family members that are required to be disclosed under Item 404 of Regulation S-K (“Item 404”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Each year, the Company requires its directors and executive officers to complete a comprehensive questionnaire, one of the purposes of which is to disclose any related-party transactions with the Company, including any potential Item 404 transactions. The Company does not have a history of engaging in related-party transactions with its directors or executive officers or their respective related persons or affiliates and does not have a formal or other written policy regarding the review, approval or ratification of such transactions. Any material proposed related-party transaction, including any Item 404 transaction irrespective of materiality, would, however, be brought before the board of directors or a specially designated committee thereof (with any interested director recusing himself or herself from the proceedings) to be specifically considered and approved before the Company would knowingly engage in any such transaction.

Board Committees and Meetings

The board of directors met seven times during Fiscal 2016. No director was present at fewer than 75% of the total number of meetings of the board of directors and the committees of the board on which he or she served during Fiscal 2016. The board of directors has standing audit, nominating and governance, and compensation committees. All committees are composed entirely of independent directors. It is the policy of the board of directors that no current or former employee of the Company will serve on the audit, nominating and governance, or compensation committee. A description of each board committee and its membership follows.

Audit Committee

Members:  William F. Blaufuss, Jr. (chairman), James S. Beard, Marty G. Dickens and Kathleen Mason

The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The audit committee is currently composed of four independent directors (as defined under the applicable rules of the NYSE and SEC) and operates under a written charter adopted by the board of directors, a current copy of which is available on the Company’s website, www.genesco.com. The audit committee assists the board of directors in monitoring (i) the processes used by the Company to produce financial statements, (ii) the Company’s systems of internal accounting and financial controls and (iii) the independence of the Company’s registered public accounting firm. The audit committee met 11 times in Fiscal 2016. The board of directors has determined that William F. Blaufuss, Jr., James S. Beard, Marty G. Dickens and Kathleen Mason each qualifies as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K under the Exchange Act, and is “independent,” as defined by the NYSE rules and Rule 10A-3 under the Exchange Act.

Nominating and Governance Committee

Members:  James W. Bradford (chairman), Joanna Barsh, Leonard L. Berry, and Marty G. Dickens

The nominating and governance committee, currently composed of four directors who are independent under applicable NYSE rules, met three times in Fiscal 2016. The functions of the nominating and governance committee are specified in a charter available on the Company’s website, www.genesco.com. They include making recommendations to the board of directors with respect to (i) the size of the board of directors, (ii) candidates for election to the board of directors, (iii) the designation of committees of the board of directors, their functions and members, (iv) the succession of the executive officers of the Company and (v) board policies and procedures and other matters of corporate governance. The chairman of the nominating and governance committee serves as the lead independent director and presides over the board’s executive sessions of non-management directors and at other times when the chairman is absent and also serves as the primary liaison between management and the board. Further information on this committee is set forth under the caption “Corporate Governance,” below.

Compensation Committee

Members:  Matthew C. Diamond (chairman), Joanna Barsh, Leonard L. Berry, James W. Bradford and Kathleen Mason

The compensation committee, currently composed of five independent directors (as defined under applicable NYSE rules), met five times in Fiscal 2016. The functions of the compensation committee are specified in a charter available on the Company’s website, www.genesco.com. They include (i) approving the compensation of certain officers of the Company and other management employees reporting directly to the chief executive officer, (ii) making recommendations to the board of directors with respect to the compensation of directors, (iii) reviewing and providing assistance and recommendations to the board of directors with respect to (a) management incentive compensation plans and (b) the establishment, modification or amendment of any employee benefit plan (as that term is defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) to the extent that action taken by the board of directors is required, (iv) serving as the primary means of communication between the administrator of the Company’s employee benefit plans and the board of directors, (v) administering the Company’s equity incentive and stock purchase plans, and (vi) reviewing and making recommendations to the board with respect to the Compensation Discussion and Analysis and the compensation committee report required by SEC regulations for inclusion in the Company’s proxy statement. In fulfilling its responsibilities, the compensation committee may delegate any or all of its responsibilities to a subcommittee of the compensation committee, consisting of one or more independent members of the compensation committee.

CORPORATE GOVERNANCE

Nominating and Governance Committee

The charter of the nominating and governance committee is available on the Company’s website, www.genesco.com. The members of the committee satisfy the independence requirements of the NYSE. In addition, the board of directors has adopted a policy pursuant to which no former employee of the Company will be eligible to serve as a member of the nominating and governance committee.

The nominating and governance committee and the board of directors will consider nominees for the board of directors recommended by shareholders if shareholders comply with the Company’s advance notice requirements. The Company’s Bylaws provide that a shareholder who wishes to nominate a person for election as a director at an annual meeting of shareholders must deliver written notice complying with the requirements set forth in the Bylaws to the Secretary of the Company. To be eligible to submit the required notice, the shareholder must be a shareholder of record both on the date the notice is submitted and at the record date for the annual meeting and entitled to receive notice of and to vote at the annual meeting. This notice must contain, as to each nominee, certain specified information, including the nominee’s name, age, business and residence addresses, his or her principal occupation or employment, a description of all direct or indirect compensation or other material agreements, arrangements, understandings and relationships during the past three years between or among the nominee, the shareholder making the nomination, any other shareholders proposing it, and affiliates or associates of such shareholders, as such terms are defined in Rule 12b-2 under the Exchange Act, and any other information relating to such person that would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Exchange Act if such person had been nominated by the board of directors. It must also include the written consent of such person to being named as a nominee in soliciting material and to serving as a director, if elected, and a fully completed and signed questionnaire, in a form provided by the Company, regarding such person’s background and qualifications to serve as a director. The notice must also include certain information regarding the shareholder making the nomination, any other shareholders proposing it, and affiliates or associates of such shareholders, including names and addresses, the number and class of shares held of record by such shareholders, and information about derivative securities and other economic interests related to any of the Company’s securities held by any of such persons. In the case of an annual meeting to be held on the fourth Thursday in the month of June or within thirty days thereafter, the notice must be delivered not less than sixty nor more than ninety days prior to the fourth Thursday in June. In the case of an annual meeting which is being held on any other date other than the fourth Thursday in the month of June or within thirty days thereafter (or in the case of any special meeting), the notice must be delivered within ten days after the earlier of the date on which notice of the meeting is first mailed to shareholders or the date on which public disclosure is first made of the date of such meeting. There are no differences in the process pursuant to which the committee is to evaluate prospective nominees based on whether the nominee is recommended by a shareholder.

Upon receipt of a recommendation from any source, including shareholders, the committee will take into account whether a board vacancy exists or is expected or whether expansion of the board is desirable. In making this determination, the committee may solicit the views of all directors. If the committee determines that the addition of a director is desirable, it will assess whether the candidate presented should be nominated for board membership. While the committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership, candidates nominated to serve as directors will, at a minimum, in the committee’s judgment:

•	be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

•	possess the background and demonstrated ability to contribute to the board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, or a record of relevant civic and community leadership; and

•	be able to devote the time and attention necessary to serve effectively as a director.

The committee may also take into consideration whether a candidate’s background and skills meet any specific needs of the board that the committee has identified and will take into account diversity in professional and personal experience, skills, background, race, gender and other factors of diversity that it considers appropriate. The committee will preliminarily assess the candidate’s qualifications with input from the chief executive officer. If, based upon its preliminary assessment, the committee believes that a candidate is likely to meet the criteria for board membership, the chairman will advise the candidate of the committee’s preliminary interest and, if the candidate expresses sufficient interest to the chairman, with the assistance of the Corporate Secretary’s office, will arrange interviews of the candidate with members of the committee and with the chief executive officer, either in person or by telephone. After the members of the committee and the chief executive officer have had the opportunity to interview the candidate, the committee will formally consider whether to recommend to the board that it nominate the candidate for election to the board.

Board Leadership Structure

In 2010, Robert J. Dennis, the Company’s chief executive officer, assumed the additional office of chairman upon his predecessor’s retirement from the latter office. Prior to the appointment of Mr. Dennis as chief executive officer in 2008, his predecessor had served as both chairman and chief executive officer since his predecessor as chairman and chief executive officer relinquished the chairman’s office in 2002, replicating a long-term succession plan that has been followed in the Company’s three most recent senior management transitions. Having observed no differences in the functioning of the board or the performance of the Company that it considers attributable to the separation or conjunction of the two offices, the board has retained flexibility in the Corporate Governance Guidelines with respect to the structure of the board leadership. The Corporate Governance Guidelines provide that the board will select the chairman and the chief executive officer in the manner that it determines to be in the best interests of the Company’s shareholders.

The Corporate Governance Guidelines also provide that if the positions of chairman and chief executive officer are held by the same person or if the chairman is otherwise employed by the Company, the chairman of the nominating and governance committee will serve as lead independent director, with the following responsibilities:

•	in consultation with the chairman, approve the annual calendar for all meetings of the board and standing committees;

•	provide the chairman with input as to the preparation of the agendas for the board;

•	advise the chairman as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	coordinate the development of the agenda for and preside over executive sessions of the board’s independent directors;

•	act as principal liaison between the independent directors and the chairman on material issues;

•	evaluate, along with the independent members of the full board, the chief executive officer’s performance and meet with the chief executive officer to discuss the evaluation;

•	act as a liaison to shareholders who request direct communication with the board; and

•	perform such other roles and responsibilities as may be assigned from time to time by the board.

Generally, the board believes that having a chairman who is also a member of the Company’s management team, whether or not the offices of chairman and chief executive officer are held by the same person, has been highly effective for Genesco — avoiding the perception of a divergence of interests between the board and management; minimizing any potential disjunction between the development and execution of corporate strategies; and reducing the potential for confusion and duplication of effort in the areas of overlap between the responsibilities of the board and senior management. The board believes that the current leadership structure, in combination with strong governance policies, regular executive sessions, and a supermajority of independent directors, provides the appropriate balance of strategy, execution and oversight for the Company at this time.

The Board’s Role in Risk Oversight

The board of directors views the identification and management of risk as a primary responsibility of the Company’s chief executive officer, who reports directly to the board. In addition to general review and discussion of various aspects of risk management throughout the year, at least once annually, the board receives a report from management of the Company with an overall assessment of the Company’s risk management processes and systems, including the identification of major risks associated with the Company’s business and strategies, a description of the Company’s approach to monitoring and managing each category of risk, and an assessment of residual exposures and whether and how they may be more effectively mitigated. The identification of major risks is based upon a survey of directors, executive management, the heads of staff and shared services functions, and managers with responsibility for major operational functions within the Company’s operating divisions.

The board’s most recent review of the Company’s risk management processes and systems focused on risks associated with the Company’s business and strategies in the following major categories:

•	Strategic and financial risk, including competition, growth opportunities, credit, liquidity and capital resources, and customer dynamics.

•	Integrity and compliance risk, including accounting and financial reporting, legal compliance, and corporate governance matters.

•	Operational risk, including supply chain, data privacy and security and workforce-related risks.

•	Catastrophic event risk, including facility losses and disruptions from natural disasters or other causes.

In addition to the board’s ongoing oversight of risk management and the annual review with the board of the Company’s risk management processes and systems, specific risk categories fall within the oversight of individual committees of the board. For example, the audit committee has oversight of most of the risks falling within the integrity and compliance risk categories, which it addresses primarily through its ongoing review of internal controls over accounting and financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Additionally, the nominating and governance committee has direct oversight of governance-related risks, and the compensation committee of certain aspects of workforce-related risks as well as risks arising from compensation policies and practices. Additionally, the full board considers strategic and financial risk in its regular review of the Company’s strategic and operating plans and in connection with its authorization of specific transactions.

In connection with its annual review of the Company’s compensation programs in March 2016, the compensation committee specifically considered whether risks arising from the Company’s compensation policies and practices for employees are reasonably likely to have a material adverse effect on the Company. In its analysis, the committee considered, among other things, the following:

•	the “banking” provisions of the Amended and Restated EVA Incentive Compensation Plan (the “EVA Plan”), discussed in “Executive Compensation -- Compensation Discussion and Analysis,” below, under the heading “3. Elements of Direct Compensation--B. Annual Incentive Compensation,” which require the Company to retain and pay out in three annual installments any portion of an annual incentive award in excess of three times the target award earned in any year and subject the retained amounts to reduction or elimination in subsequent years if performance deteriorates;

•	equity-based, long-term incentive component of the Company’s executive compensation also discussed in “Compensation Discussion and Analysis,” which is designed to prevent excessive risks by rewarding sustainable performance; and

•	the Company’s share ownership requirements.

As a result of its analysis, the compensation committee determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The members of the board’s committees believe that they have sufficient access to the members of management with direct responsibility for the management of risks within their oversight to be able to understand and monitor such risks effectively. Each committee regularly reports to the full board on matters related to the categories of risk within its oversight.

Board Self-Evaluation Process

The board annually participates in a self-evaluation process. Currently, the process is conducted by or under the direction of the lead independent director and includes private interviews with each individual director in which he or she is asked to assess the board’s structure and composition, the conduct and frequency of board and committee meetings, the performance of board committees, and other topics related to the board’s effectiveness and its relationship with management. The results of the interviews are compiled and summarized and discussed by the board in one or more executive sessions.

Communications with Directors by Shareholders, Employees and Other Interested Parties

Shareholders and employees of the Company and other interested parties may address communications to directors, either collectively or individually (including to the lead independent director or to the non-management directors as a group), in care of the Corporate Secretary, Genesco Inc., 1415 Murfreesboro Road, Suite 490, Nashville, Tennessee 37217. The Corporate Secretary’s office delivers to directors all written communications, other than commercial mailings, addressed to them.

Directors’ Annual Meeting Attendance

The Company encourages all directors to be present at the annual meeting of shareholders. All directors were present at last year’s annual meeting.

Corporate Governance Guidelines

The board of directors has adopted Corporate Governance Guidelines for the Company. They are accessible on the Company’s website, www.genesco.com.

Code of Business Conduct and Ethics for Employees and Directors

The Company has adopted a code of business conduct and ethics that applies to all employees and directors. The Company has made the code of business conduct and ethics available and intends to provide disclosure of any amendments or waivers of the code with respect to directors and executive officers within four business days after an amendment or waiver on its website, www.genesco.com.

Website

The charters of the nominating and governance, compensation and audit committees, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics for Employees and Directors are available on the Company’s website, www.genesco.com. All references to the Company’s website in this proxy statement are inactive textual references only. Print copies of these documents will be provided to any shareholder who sends a written request to the Corporate Secretary, Genesco Inc., 1415 Murfreesboro Road, Suite 490, Nashville, Tennessee 37217.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND

PRINCIPAL SHAREHOLDERS

Principal Shareholders

The following table sets forth the ownership according to the most recent filings of Schedules 13G and 13D and amendments thereto, as applicable, by the beneficial owners which, as of the record date for this meeting, own beneficially more than 5% of the Company’s common stock. Percentages are calculated based on outstanding shares as of April 25, 2016. None of such persons owns any equity securities of the Company other than common stock.

Name and Address of Beneficial Owner	No. of Shares	Percent of Class
FMR LLC (1)	3,208,638	15.3
Abigail P. Johnson
Fidelity Small Cap Discovery Fund
245 Summer Street
Boston, Massachusetts 02210
Eagle Asset Management, Inc. (2)	2,839,452	13.6
880 Carillon Parkway
St. Petersburg, Florida 33716
BlackRock Inc. (3)	2,166,722	10.4
55 East 52nd Street
New York, New York 10055
The Vanguard Group (4)	1,651,781	7.9
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
Dimensional Fund Advisors LP (5)	1,303,687	6.2
Building One, 6300 Bee Cave Road
Austin, Texas 78746
Royce & Associates (6)	1,256,225	6.0
745 Fifth Avenue
New York, New York 10151

(1)	Based upon a Schedule 13G/A dated February 12, 2016, showing shared dispositive power with respect to 3,208,638 shares and, in the case of Fidelity Small Cap Discovery Fund, sole voting power with respect to 1,697,300 shares.

(2)	Based upon a Schedule 13G/A dated January 26, 2016, showing sole dispositive and voting power with respect to 2,839,452 shares.

(3)	Based upon a Schedule 13G/A dated January 22, 2016, showing sole voting power with respect to 2,112,408 shares, and sole dispositive power with respect to 2,166,722 shares.

(4)	Based upon a Schedule 13G dated February 10, 2016, showing sole voting power with respect to 30,404 shares; sole dispositive power with respect to 1,621,277 shares; shared voting power with respect to 1,600 shares; and shared dispositive power with respect to 30,504 shares.

(5)	Based upon a Schedule 13G dated February 9, 2016, showing shared voting power with respect to 1,257,432 shares and shared dispositive power with respect to 1,303,687 shares.

(6)	Based upon a Schedule 13G dated January 13, 2016, showing sole dispositive and voting power with respect to 1,256,225 shares.

Security Ownership of Directors and Management

The following table sets forth information as of April 25, 2016, regarding the beneficial ownership of the Company’s common stock by each of the Company’s directors, the persons required to be named in the Company’s summary compensation table appearing elsewhere in the proxy statement and the directors and executive officers as a group. None of such persons owns any equity securities of the Company other than common stock.

Name	No. of Shares(1)(2)
Joanna Barsh	6,006
James S. Beard	19,192
Leonard L. Berry	24,751
William F. Blaufuss, Jr.	15,787
James W. Bradford	17,919
Robert J. Dennis	168,601
Matthew C. Diamond	29,233
Marty G. Dickens	16,553
Thurgood Marshall, Jr.	9,062
Kathleen Mason	37,934
Kevin P. McDermott	380
David M. Tehle	380
Jonathan D. Caplan	64,754
James C. Estepa	69,958
Kenneth J. Kocher	68,735
Mimi E. Vaughn	60,965
Current Directors and Executive Officers as a Group (18 Persons)	625,411	(3)

(1)	Each director and officer owns less than 1% of the outstanding shares of the Company’s common stock.

(2)	Includes shares that may be purchased within 60 days upon the exercise of options granted under the Company’s equity incentive plans, as follows: Mr. Dennis — 9,784; Ms. Vaughn — 2,918; Mr. Kocher — 4,466; current executive officers and directors as a group — 16,020. Also includes shares of restricted stock which remain subject to forfeiture. See “Director Compensation” and “Executive Compensation — Summary Compensation Table,” below.

(3)	Constitutes approximately 3% of the outstanding shares of the Company’s common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. Because of an error by the Company in calculating the due date, five Forms 4 reflecting restricted stock grants to directors Joanna Barsh, James S. Beard, Matthew C. Diamond, Marty G. Dickens and Kathleen Mason were filed one day late in February 2015.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Genesco’s compensation programs are intended to attract and retain employees with skills necessary to enable the Company to achieve its financial and strategic objectives and to motivate them through the use of appropriate incentives tied to the Company’s performance and market value to achieve those objectives. The Company recognizes that the goals of employee attraction, retention and motivation must be balanced against the necessity of controlling compensation expense, with the ultimate objective of building shareholder value. With respect to senior management (executive officers and heads of the Company’s operating units and staff departments, including the principal executive officer, the principal financial officer and the three additional officers listed in the Summary Compensation Table which follows this discussion, who are referred to in this discussion as the “named executive officers”), the compensation committee of the board of directors (the “compensation committee” or, in this “Compensation Discussion and Analysis” section, the “committee”) has the responsibility to design a compensation program and set levels of compensation that attempt to achieve the optimal balance between employee attraction, retention and motivation, on the one hand, and control of compensation expense, on the other.

1. Overview.   Genesco’s compensation programs for its senior executive management are designed to incorporate a significant element of pay for performance.

•	Compensation mix. The Company targets base salaries at or somewhat below the median of its peer group, while providing upside potential through performance-based compensation, comprised of a combination of annual incentives (which also incorporate a multi-year banking mechanism) linked to operating results and stock-based compensation.

The graphs below illustrate, for the chief executive officer and for the other named executive officers as a group, the components of targeted total compensation (defined as base salary, target annual incentive award, and the grant date market value, based on the closing price of the Company’s common stock on the NYSE on the grant date, of restricted shares granted under the Company’s equity incentive plan) for Fiscal 2016:

At the annual meeting of shareholders in 2015, the compensation of the named executive officers of the Company was submitted for a non-binding, advisory “say on pay” vote by shareholders. Approximately 98% of the votes cast, representing approximately 89% of outstanding shares eligible to vote, were voted in favor of the compensation paid to the named executive officers, and approximately 2.5% of the votes cast, representing 2.0% of outstanding shares, were voted against. The committee considered these results in its review of the Company’s compensation philosophy in connection with its approval of named executive officer compensation for Fiscal 2017 and determined that neither the compensation philosophy nor its implementation should be changed in response to the “say on pay” vote. The committee expects to continue to consider shareholder views on compensation philosophy and implementation as expressed in the most recent “say on pay” vote when setting compensation.

2. Compensation Committee Process.   In seeking to balance employee attraction and retention with appropriate management of compensation expense, the committee looks primarily to market data. It retains an independent compensation consultant to work directly with the committee in gathering and analyzing data. The committee engaged PricewaterhouseCoopers LLP as its independent compensation consultant beginning in 2010, and the firm’s analysis and observations are reflected in the committee’s decisions about compensation for the three years reflected in the Summary Compensation Table and for the current fiscal year. Total fees paid by the Company to PricewaterhouseCoopers LLP for compensation consulting and other services represent a minimal portion of the firm’s total revenues. Accordingly, the committee believes that no conflicts of interest exist with respect to PricewaterhouseCoopers LLP in its role as compensation consultant to the committee. The committee and its consultant also solicit input from the chief executive officer on subjective considerations such as an individual executive’s performance and aspects of his or her role in the Company that might affect the relevance of market comparisons and perceptions of internal equity that the chief executive officer believes should be taken into account in individual cases of the Company’s other executives. On the basis of the market data, management input, and the consultant’s knowledge of trends and developments in compensation design, the consultant annually presents analyses and observations regarding the material elements of senior management direct compensation for the committee’s consideration. The final compensation decisions rest with the committee.

In recent years, the committee has approached its analysis of senior executive management compensation from the perspective of total direct compensation (consisting of base salary, compensation under the Company’s annual incentive plan, including the multi-year banking aspects discussed herein, and long-term, stock-based incentives). To assess the competitiveness of the Company’s executive compensation in its decision-making process for Fiscal 2016, the committee considered (i) proxy statement data from a peer group of public companies (listed below) identified by the committee’s consultant with input from the committee and (ii) data reported in published surveys from companies in the retail industry with annual revenues and market capitalization similar to the Company’s, taking into account an average of (A) proxy statement data for comparable positions, (B) proxy statement data for equivalent rank among named executive officers, and (C) survey data, and adjusting for any outliers in the data as it believed appropriate. For its analysis of compensation levels established for Fiscal 2016, the committee referenced the following peer group, which the committee considered relevant for comparison because of the nature of their businesses or target markets, their size and market value, and the likelihood that the Company competes against them for management personnel: Abercrombie & Fitch Co.; Aeropostale, Inc.; American Eagle Outfitters, Inc.; Ann, Inc.; Ascena Retail Group, Inc.; Brown Shoe Company, Inc. (Caleres, Inc.); Chico’s FAS Inc.; The Children’s Place Retail Stores, Inc.; DSW Inc.; Express, Inc.; The Finish Line, Inc.; Foot Locker, Inc.; The Men’s Wearhouse, Inc.; Skechers USA, Inc.; Stage Stores, Inc.; Stein Mart, Inc.; Urban Outfitters, Inc.; and Wolverine World Wide, Inc. The peer group referenced by the committee in its analysis of compensation for Fiscal 2017 is identical to that used in the analysis for both Fiscal 2015 and Fiscal 2016, except that Ann, Inc. has been acquired by Ascena Retail Group, Inc. and is thus excluded from the Fiscal 2017 peer group.

3. Elements of Direct Compensation.   Direct compensation to the Company’s executive officers consists of annual base salary, annual incentive bonuses and long-term incentives in the form of stock-based awards and the multi-year “banking” feature included in the annual incentive plan. The committee generally seeks to pay base salaries at or somewhat below the market median, using the bonus to provide the prospect of above-median cash compensation for superior performance against annual performance objectives that the committee believes are set to reward creation of shareholder value. Additionally, as noted, certain features of the bonus plan are intended to encourage a longer-term focus, as is the long-term incentive element of the compensation program. The long-term incentive element is stock-based, intended to further align management’s interests with those of the shareholders. The committee also considers targeted total cash levels (base salary plus the target bonus) and total direct compensation (total cash plus the targeted value of long-term incentives) in relation to the peer group companies and the survey data.

A. Base Salary.   The Company pays base salaries to its employees in order to provide a level of assured compensation reflecting an estimate of the value in the employment market of the employee’s skills and the demands of his or her position. Consistent with its goal to pay base salaries at or slightly below the market midpoint, the committee set Fiscal 2016 base salaries for senior executive management in the aggregate at approximately 84% of the midpoint, based on the consultant’s survey and peer group data. For Fiscal 2016, the committee approved base salary increases of approximately 3% for three members of senior executive management (including Messrs. Dennis and Estepa among the named executive officers), 5% for two members (including Mr. Caplan among the named executive officers) whose base salaries had benchmarked more than 20% below the market midpoint on average for the past three years, and no increase for Mr. Kocher at his request, based on financial performance and cost control considerations in his business unit. Additionally, Ms. Vaughn’s base salary was increased by approximately 24% from Fiscal 2015 in connection with her promotion to chief financial officer at the beginning of Fiscal 2016. For Fiscal 2017, market data indicated a gap of more than 20% below market on a three-year average basis for four members of senior executive management (including Messrs. Caplan and Kocher among the named executive officers). Despite this gap, because of the Company’s overall financial performance in Fiscal 2016 and a somewhat conservative outlook for performance in Fiscal 2017, members of the senior executive officers did not receive an increase in base salary for Fiscal 2017.

B. Annual Incentive Compensation. (i) Overview.   Executive officers other than the chief executive officer participate in the Company’s EVA Incentive Plan (the “EVA Plan”), which is designed to reward increasing earnings in an amount sufficient to provide a return on capital greater than the Company’s cost of capital. The committee has historically awarded the chief executive officer’s annual bonus on the same basis as if he were a corporate business unit participant in the EVA Plan, did so in Fiscal 2016, and has voted to do so with respect to Fiscal 2017. The EVA Plan also incorporates a provision making a portion of each participant’s award contingent on the achievement of individual strategic goals to provide an incentive for strategic and operational objectives that may not be immediately reflected in the annual financial performance of the participant’s business unit, as well as incentives designed to reward senior operational management for their contributions to corporate interests that may be broader than those of their individual business units. The compensation committee annually sets target bonus levels based on the Company’s peer group and survey comparisons of target bonuses as a percentage of base salary and total targeted cash compensation. The chief executive officer also provides input to the committee on target bonus levels for positions other than his own.

(ii) Bonus Targets.   The chief executive officer’s target bonus was set at 105% of base salary for Fiscal 2016. Mr. Estepa’s target bonus was set at 81% of base salary and target bonuses for the other named executive officers were set at 75% of base salary for Fiscal 2016. The Fiscal 2016 targets for the named executive officers, other than the chief executive officer, averaged approximately 77% of base salary. According to the committee’s consultant’s data, market median annual incentive target for the chief executive officer was 106% of base salary and averaged approximately 75% of base salary for the other named executive officers.

(iii) Award Components.   The named executive officers participating in the Fiscal 2016 EVA Plan were eligible to receive a fraction or multiple of their target awards based on the factors described below. Bonuses earned can be negative, offsetting or entirely eliminating “banked” amounts carried over from prior years and, subject to the limitations described below, offsetting awards in future years. Presidents of the Company’s operating divisions were eligible to earn cash awards equal to the sum of (a) 75% of their bonus targets multiplied by a factor determined by changes in Economic Value Added (EVA1) (the “EVA change factor”) for their respective business units for the year, and (b) 25% of the targets multiplied by (i) the corporate business unit EVA change factor and (ii) the percentage of achievement of individual strategic goals (discussed in greater detail below) agreed upon by the participant and the chief executive officer during the first quarter of the fiscal year. Business unit assignments for operating division presidents include a factor for performance of the Company as a whole. Heads of corporate staff departments were eligible to receive cash awards equal to the sum of (a) 75% of their bonus targets multiplied by the EVA change factor for the Company as a whole and (b) 25% of their bonus targets multiplied by the EVA change factor for the Company as a whole and the product multiplied by their percentage of achievement of their individual performance goals. Each participant’s business unit allocation is assigned by the chief executive officer, who also determines the weighting of the various business unit components for participants with responsibility for multiple units, and approved by the committee. Among the named executive officers in Fiscal 2016, Ms. Vaughn was assigned to the Corporate Total business unit; Mr. Caplan’s business unit allocation was 65% Johnston & Murphy Group, 17% Licensed Brands Group, 15% Corporate Total, and 3% other; Mr. Estepa’s business unit allocation was 78% Journeys Group, 7% Schuh, and 15% Corporate Total; and Mr. Kocher’s business unit allocation was 85% Lids Sports Group and 15% Corporate Total. As noted above, while Mr. Dennis is not a participant in the EVA Plan, the committee has historically awarded his bonus on the same basis as if he were assigned 100% to the Corporate Total business unit.

See “Bonus Calculation Factors,” below, for additional information on the performance factors for each primary business unit and for the Company as a whole for Fiscal 2016.

(iv) EVA Calculations.   EVA for Fiscal 2016 was determined by subtracting from a business unit’s net operating profit after taxes (“NOPAT”) a charge of 10% of the average net assets (total assets minus non-interest bearing liabilities) employed to generate the profit. The 10% capital charge represented the Company’s estimate of its weighted average cost of debt and equity capital. The EVA Plan is designed to encourage efficient use of assets, since profit improvement that is less than 10% of the incremental net assets employed reduces the participant’s bonus. Incentive awards are determined by the amount of actual EVA change during the year relative to EVA change targets for the year.

[1]	EVA is a trademark of Stern Stewart & Co.

NOPAT and net assets employed for EVA Plan purposes are not necessarily the same as the corresponding accounting measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) for financial reporting purposes. The Company’s NOPAT for purposes of the EVA Plan in Fiscal 2016 was calculated by (a) adjusting reported earnings from operations upward by the following amounts:

•	$7.9 million in the “Asset impairments and other, net” line on the Consolidated Statements of Operations for Fiscal 2016;

•	$1.5 million of expense related to deferred purchase price payable in connection with the acquisition of Schuh Group Limited (“Schuh”), which is treated as compensation expense for GAAP accounting purposes but capitalized for purposes of the EVA calculation;

•	$1.4 million related to startup costs of a new wholesale line, which are capitalized and reflected in the capital charge for purposes of the EVA calculation;

•	$2.6 million in a large capital projects adjustment related to a new distribution center at Schuh;

•	$2.3 million in a large capital projects adjustment related to a new office building at Lids; and

•	$0.8 million of other adjustments;

and (b) adjusting the resulting figure downward by the following amounts:

•	$3.1 million related to retail store asset impairments; and

•	taxes at a 39% rate for the Company’s operations other than Schuh and at a 26% rate for Schuh’s operations.

(v) Bonus Calculation Factors.   The following table shows for each of the Company’s primary business units in Fiscal 2016: (a) the amount of EVA improvement required to earn a target bonus award, (b) the incremental EVA change required to earn each additional whole-number multiple of the target, (c) the actual EVA for the business unit, and (d) the multiple of the target bonus actually earned. Fractional multiples are earned for incremental changes less than the full improvement interval shown in column (b). Negative bonuses accrue to the extent that shortfalls from the target improvement (column (a)) exceed the interval shown in column (b). See the discussion under the heading “Bonus Bank” below for the consequences of a negative bonus. As discussed above, the named executive officer with responsibilities for more than one business unit receives incentive compensation reflecting the weighted average EVA changes in all the relevant business units.

	(a)	(b)	(c)	(d)
Business Unit	FY 2016 Target EVA Improvement	FY 2016 Incremental Improvement Interval	FY 2016 EVA Change	FY 2016 Bonus Multiple
	($)	($)	($)
Corporate Total	4,863,000	4,845,000	(27,965,000)	(5.78)
Lids Sports Group	955,000	2,313,000	(22,615,000)	(9.19)
Journeys Group	784,000	3,745,000	1,815,000	1.28
Johnston & Murphy Group	198,000	1,062,000	608,000	1.39
Schuh Group	712,000	1,411,000	(7,170,000)	(4.59)
Licensed Brands	91,000	335,000	12,000	0.76

Each business unit’s target for EVA improvement (shown in column (a), above) is determined in advance by allocating the Company’s total expected EVA improvement among all its business units. The Company calculates the amount of EVA improvement which it believes is “expected” by the market from the amount by which its current market value exceeds the capitalized value of current EVA plus invested capital — in other words, the amount of value associated with the Company’s future growth. Target EVA improvement is the amount of improvement required to give investors a cost of capital return on this future growth value, and thus on the market value of their investment. The incremental improvement interval (shown in column (b), above), is both the amount of additional EVA improvement above the amount in column (a) that is required to earn a bonus of two times the participant’s target and also the amount of shortfall from the column (a) target that will result in a zero bonus. The calibration of the intervals shown in column (b) reflects an effort to give the business units appropriate shares of above-target EVA improvement for a given bonus pool based primarily on unit size with adjustments designed to achieve a similar likelihood of multi-year zero bonuses among all units.

(vi) Individual Strategic Objectives.  As noted above, the payment of a portion of each participant’s annual incentive award for EVA improvement is contingent on his or her achievement of individual strategic goals agreed upon in advance with the participant’s supervisor. Failure to achieve these strategic goals can reduce an EVA Plan award that is otherwise payable, but performance meeting or exceeding these strategic goals cannot serve to increase the amount of any such award. Individual strategic goals for the named executive officers typically involve initiatives that the executive officers consider important to the long-term prospects of the participants’ business units, but that may not be adequately rewarded by the portion of the bonus calculated on current financial performance. Examples include retail divisions’ opening a targeted number of new retail stores on schedule, shared services’ implementation of an infrastructure improvement, or a business unit’s launch of a new retail concept or product line. No individual strategic goal was material to any named executive officer’s compensation or to any component of it in Fiscal 2016. The participant’s supervisor, generally in consultation with the participant, determines whether and to what extent the participant’s individual strategic goals have been met. Certain strategic goals are quantitative, allowing an objective determination of the extent to which they are achieved, while others are more qualitative in nature, requiring a subjective determination of achievement. The EVA Plan permits full credit for strategic goals if they have been at least 95% achieved. No named executive officer’s bonus award was reduced because of his or her degree of achievement of strategic goals for Fiscal 2016.

No portion of the award for achievement of individual strategic goals is ordinarily to be paid unless some portion of the applicable award for operating results is earned, although the EVA Plan authorizes the committee to consider exceptions for extraordinary strategic successes upon the recommendation of the chief executive officer. No exceptions of this nature have ever been made.

(vii) Bonus Bank.  The EVA Plan includes a “bonus bank” feature. Awards for EVA results in excess of target are uncapped and “negative awards” for results less than target are possible. Any award in excess of three times the target bonus and any negative award is credited to the participant’s account in the bonus bank, and positive bank balances are payable in future years only subject to performance in those years. Each year, a participant will receive a payout equal to (i) the current year’s award, up to three times the target, plus (ii) one-third of any amount in excess of three times the target in the current year, and (iii) the installments of banked awards from previous years, if any, that are payable in the current year. Positive bank balances from each year are paid out in three equal annual installments, subject to current-year performance in each of the three subsequent years. If the current year’s award is negative, any positive balance in the participant’s bank is applied against it, reducing or entirely eliminating the positive balance, depending upon the magnitude of the negative award for the current year. Mr. Estepa’s bonus bank balance was reduced by $96,188 by negative awards for Fiscal 2016, leaving no positive balance in any executive officer’s bank.

Any positive balance is forfeited if the participant is terminated for “cause” (as defined in the EVA Plan). If the participant voluntarily resigns from employment by the Company, any positive bank balance does not become payable until the end of the fifth fiscal year following the participant’s resignation and is subject to reduction or elimination in the meantime based upon the performance of the business unit to which the participant was assigned when he or she resigned. If the participant’s bonus bank balance from prior years is negative, 50% of any positive award in excess of two times the target in a subsequent year will be applied toward “repaying” the negative balance and 50% will be paid out to the participant (up to the generally applicable limit of three times the target plus one-third of any amount in excess of three times the target in the current year). Any negative balance from a single year will be canceled to the extent not repaid after three subsequent years. The committee believes that the “bonus bank” feature of the EVA Plan offers improved incentives for management to focus on building long-term value in the Company, and that the provisions that leave positive bank balances at risk for five years following voluntary resignation aid the retention of key employees. Including Fiscal 2016 payouts and accruals, bonus bank balances for the named executive officers are as follows:

Robert J. Dennis	$(7,625,636)
Mimi E. Vaughn	$(2,695,281)
Jonathan D. Caplan	$(477,425)
James C. Estepa	$-0-
Kenneth J. Kocher	$(6,608,254)

Bonuses reported in column (g) of the Summary Compensation Table below are bonuses actually payable for the years indicated, reflecting, where applicable, reductions of amounts otherwise payable by the recapture of previously accrued negative balances pursuant to the “banking” feature of the EVA Plan and positive bank balances held back in prior years that became payable for the year indicated because of performance in that year.

(viii) Compensation Recoupment Policy.   The board of directors has adopted a Compensation Recoupment Policy providing that the committee may in its sole discretion require reimbursement of any cash or equity-based award paid or payable to a current or former executive officer of the Company based partially or entirely upon the attainment of objective performance criteria (“incentive compensation”) in certain circumstances. The committee may require reimbursement from an executive officer who received incentive compensation based on erroneous financial data if the Company is required to restate its financial statements due to material noncompliance with financial reporting requirements under the federal securities laws or if the committee determines that any action by the executive officer or an employee under his or her direct supervision constituted noncompliance with the Company’s Code of Business Conduct and Ethics to the material detriment of the Company. Unless the committee determines that the executive officer engaged in misconduct that caused or contributed to a required restatement of financial statements or that the violation of the Code of Business Conduct and Ethics was committed by the executive officer or by an employee under his or her direct supervision with the actual or constructive knowledge of the executive officer, the committee may recover only to the extent of any positive bonus bank balance credited to the executive officer under the EVA Plan. If the committee so determines, it may pursue recovery from the executive officer in its discretion, in accordance with applicable law.

C. Stock-Based Compensation.   Grants of stock options and restricted stock to executive officers and other key employees of the Company including the named executive officers are intended to provide them with an incentive to make decisions that are in the long-term best interests of the Company and to balance the shorter-term annual cash incentive component of executive compensation. Stock-based compensation is also intended to align the financial interests of management with those of the Company’s shareholders, since the value of an option or a share of restricted stock is dependent upon the Company’s performance and the recognition of that performance in the market for the Company’s stock.

Stock-based incentive awards in the form of restricted stock are typically granted to executive officers and other key employees once annually. The committee does not attempt to time stock-based incentive grants in relation to the Company’s release of material information. Since 2009, annual incentive grants have been awarded in June. The committee has also occasionally made grants to newly-hired key employees at its next meeting after their employment commenced.

Prior to the adoption in 2006 of FAS 123(R) (now ASC Topic 718) (an accounting standard requiring that employee stock options be reflected as compensation expense in issuing companies’ financial statements), employee options that satisfied certain criteria, unlike restricted stock, did not involve compensation expense. Consequently, options were the Company’s favored form of stock-based compensation. All option grants currently outstanding carry an exercise price equal to the fair market value of the underlying stock on the actual date of grant. Grants of all options currently outstanding, all of which are now exercisable, became exercisable in equal annual installments over a period of four years. Annual vesting requires the executive to remain employed by the Company for the entire four-year vesting period to realize fully the gain on the total number of shares covered by the option. All currently outstanding options will expire in October 2016, ten years after the date they were granted.

The adoption of the accounting standard requiring that the value of stock options be expensed eliminated the financial benefit to the Company of issuing options rather than restricted stock. Viewed within the framework of its overall approach to compensation and taking into account the lack of any financial benefit to the Company from the issuance of options rather than restricted stock, the committee currently believes that restricted stock is preferable to options as a vehicle for meeting its objectives for long-term incentive compensation. Because the committee believes that shares of restricted stock represent a greater value to recipients upon grant than do options, fewer shares of restricted stock than options may be granted, resulting in lower earnings per share dilution than a stock-based compensation program that includes options. Additionally, because options have no value to the employee if the market price of the Company’s stock is at or below the exercise price, the committee believes it possible that options may lead to an exaggerated perception of downside risk and greater risk aversion on the part of option holders as compared to shareholders. Reflecting this analysis, since 2008, the committee has substituted for the shares that had in previous years been granted as options a lesser number of shares of restricted stock. The restricted stock is subject to forfeiture upon termination of the grantee’s employment prior to vesting, which occurs in four equal annual increments with respect to all currently outstanding grants to executive officers.

The committee has considered the addition of performance vesting conditions to restricted stock awards. It has concluded that the EVA Plan, with its potential for wide, positive and negative swings in compensation based on performance and the multi-year effects of its banking features, adequately addresses the compensation policy goals that would be served by incorporating such conditions in equity grants and that the combination of such conditions with the relatively high performance sensitivity of the EVA Plan might result in a compensation system with inappropriately high levels of performance leverage. Additionally, it believes that the policy goals underlying performance conditions in equity awards are served more efficiently through the cash awards under the EVA Plan than through equity grants, which involve both a charge to earnings and permanent equity dilution, given that a higher number of shares with performance conditions would presumably be necessary to achieve market comparable compensation targets. The committee intends, however, to continue to consider performance conditions and their effect on the overall balance of incentives in the context of future equity grants.

The grant date value of shares granted in June 2015 represented 2.5 times base salary for the chief executive officer and 1.6 times base salary for the other named executive officers.

The nominating and governance committee of the Company’s board has adopted share ownership guidelines for directors and executive officers, including the named executive officers. The guidelines require that named executive officers hold at least the number of shares specified below:

Chief Executive Officer	60,000 shares
Chief Financial Officer	20,000 shares
Senior Vice Presidents-Operations	20,000 shares
Other Senior Vice Presidents	15,000 shares

The guidelines allow covered executives up to five years from their appointment dates to comply with the guidelines. All executive officers complied with the guidelines through Fiscal 2016. Restricted stock grants and unexercised, vested stock option awards may be used to satisfy the guidelines, consistent with the intent that such awards align executive officers’ interests with those of shareholders. All the named executive officers are in compliance with the applicable withholding requirements.

Effective May 1, 2014, the board of directors adopted a policy prohibiting hedging against future declines in the market value of the Company’s securities by directors and officers of the Company. The policy prohibits directors and officers from directly or indirectly engaging in any hedging transaction that eliminates or limits economic risk with respect to the director’s or officer’s interest in the Company’s securities, including any compensation awards the value of which are derived from, referenced to or based on the value or market price of the Company’s securities. The policy reflects the board’s judgment that hedging transactions decrease alignment between the interests of the officers and directors and those of the shareholders, undermining the objectives underlying stock-based compensation and the share ownership policy for officers and directors.

4.  OtherCompensation.

A.  Change of Control Arrangements and Severance Plan.

All the named executive officers except Mr. Kocher are parties to employment protection agreements which become effective only in the event of a change of control (as defined in the agreements). Each agreement provides for employment by the Company for a term of up to three years following a change of control. In the event that the executive’s employment is terminated under certain circumstances during the contractual employment period after a change of control, the executive is entitled to a lump sum payment and the continuation of certain benefits, as described below under the heading “Change of Control Arrangements, Employment Agreements and Severance Plan.” Additionally, all stock options and restricted stock granted by the Company under the Company’s equity incentive plans become immediately vested and (in the case of options) exercisable upon a “change of control” (as defined in the plans).

The Company maintains a Severance Plan for monthly-paid salaried employees to provide for certain benefits to covered employees (including the named executive officers) in the event of a Company-initiated separation from the Company other than for cause (as defined in the Severance Plan). Under the terms of the Severance Plan, an eligible employee is entitled to one week of base salary at the termination date multiplied by each year of service with the Company with a maximum of 24 weeks and a minimum of two weeks. The Severance Plan is discussed in further detail under the heading “Change of Control Arrangements, Employment Agreements and Severance Plan.”

The Company believes that reasonable severance and change of control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time, and are a product of a recruiting environment within our industry that has historically been competitive. The Company also believes that a change of control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change of control transaction that could be in the best interests of shareholders.

On February 2, 2016, Mr. Kocher resigned from the positions of Senior Vice President of the Company and President of the Lids Sports Group. In connection with his resignation, Mr. Kocher and the Company entered into a transition agreement whereby he agreed to provide services reasonably requested by the Company through August 30, 2016, in order to assist in the transition of his former duties and responsibilities. He additionally agreed to be bound by a non-competition provision for a period of one year and a non-solicitation provision for a period of two years, to keep proprietary information of the Company confidential, and to provide a general release of claims against the Company. In exchange, the Company agreed to make a lump-sum payment to Mr. Kocher equal to his annual base salary prior to his resignation ($443,500), up to six monthly payments of $20,000 each while he remains employed in a transitional capacity, and a final lump-sum payment of $100,000 in exchange for the final release of claims at the end of the six-month transitional period. The Company also agreed to continue to pay its portion of group health insurance premiums for coverage of Mr. Kocher and his dependents under applicable COBRA regulations through the six-month transitional period.

B.  Defined Benefit, Defined Contribution and Deferred Income Plans.

(i) Defined Benefit Pension Plan.  The Genesco Retirement Plan (the “Retirement Plan”) is a noncontributory, qualified pension plan. Prior to December 31, 1995, the Retirement Plan provided retirement benefits to eligible participants based on a formula taking into consideration the average of the ten highest consecutive years’ earnings of the participant, years of benefit service and other factors.

Effective January 1, 1996, the Retirement Plan was amended to establish a cash balance formula. Benefits earned prior to that date under the 10-year average formula were preserved as of that date. Effective January 1, 2005, the cash balance formula was frozen and benefit accruals ceased. Beginning in 2005, participant accounts are credited annually with the lesser of (a) 7% or (b) the annual rate of interest on 30-year Treasury securities for the month of December immediately preceding the Plan Year (as defined in the Retirement Plan) for which the rate applied. The Company makes a supplemental, “makeup” payment outside the Retirement Plan equal to the amount, if any, by which (a) exceeds (b), and the amount of other contributions that were lost when the Retirement Plan was frozen, equal to 2.5% of compensation up to the Social Security wage base and 4% of compensation above it. For Fiscal 2016, the named executive officers who are participants in the Retirement Plan received the following “makeup” payments:

Ms. Vaughn	$13,293
Mr. Caplan	$14,168
Mr. Estepa	$20,738

A participant had no vested benefits under the Retirement Plan until he or she had five years’ service with the Company. Because they had no benefits under the Retirement Plan as of January 1, 2005, when the cash balance formula was frozen and benefit accruals ceased, Mr. Dennis and Mr. Kocher are not participants in the Retirement Plan.

The years of benefit service of the participating named executive officers, frozen at January 1, 2005, are: Ms. Vaughn — 1 year; Mr. Caplan — 12 years and Mr. Estepa — 20 years. The Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), limited the amount of salary which was taken into account in calculating Retirement Plan benefits. Taking into account the preserved benefits under the average of the ten highest years and the accumulated funds in cash balance formula, and assuming that the participant’s accrued benefits at normal retirement are taken in the form of single life annuity, the estimated annual benefit payable for each participating named executive officer at retirement is as follows: Ms. Vaughn — $2,330; Mr. Caplan — $10,924; and Mr. Estepa — $25,643.

(ii) Defined Contribution Plan.   The Company also offers to all employees (including the named executive officers) a voluntary defined contribution plan (the “401(k) Plan”) designed to comply with Section 401(k) of the Internal Revenue Code. Participants in the 401(k) Plan (including all the named executive officers) may defer a percentage of their qualifying pre-tax compensation for each year. Beginning with calendar year 2006, the Company has made a matching contribution equal to 100% of deferrals up to 3% of compensation (limited to $250,000) plus 50% of the next 2% of compensation (similarly limited) deferred.

In Fiscal 2016, each of the named executive officers received a matching contribution of $10,600.

Such amounts are included in column (i) of the “Summary Compensation Table,” below. Deferrals and matching contributions to the defined contribution plan may be invested in any of a number of mutual fund investments and in a guaranteed income option. Participants may also self-direct their investments, subject to certain restrictions.

(iii) Deferred Income Plan.   The named executive officers, in addition to other eligible employees, may participate in the Genesco Inc. Amended and Restated Deferred Income Plan (the “Deferred Income Plan”). Under the Deferred Income Plan, the participant may elect to defer up to 15% of base salary, 100% of bonus payouts, and 15% of the supplemental “makeup” payment discussed above. Deferrals in the plan are not matched by the Company. The Deferred Income Plan is discussed in further detail under the heading “Nonqualified Deferred Compensation,” below.

C. Perquisites.   The Company provides named executive officers with perquisites and other personal benefits that the Company and the committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions.

In addition to participation in the plans and programs described above, the named executive officers are provided financial or estate planning and tax preparation assistance (and “gross-up” payments to cover federal tax liability with respect to the receipt of such services). All employees, including named executive officers, are entitled to a discount on merchandise sold by the Company equal to 40% off the suggested retail price. Additionally, named executive officers are provided with life insurance that has a death benefit equal to their base salary up to $500,000 and participate in a supplemental medical and dental insurance plan available to middle- and senior-management employees that covers deductibles, co-payments and certain exclusions under the standard health insurance programs available to all employees.

5.  TaxConsiderations.

Tax Deductibility of Compensation.   The committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is not performance-based and that is paid to certain individuals. The committee may choose to approve compensation that will not meet these requirements when it considers the potential benefit to the Company to exceed the value of the tax deduction.

COMPENSATION COMMITTEE REPORT

Ms. Barsh and Ms. Mason, Messrs. Diamond and Bradford and Dr. Berry served as members of the compensation committee during Fiscal 2016. The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

By the Committee:

Matthew C. Diamond, Chairman

Joanna Barsh

Leonard L. Berry

James W. Bradford

Kathleen Mason

The foregoing report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2016, no member of the compensation committee had at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the compensation committee or entities whose executives serve on the board of directors or the compensation committee that require disclosure under applicable SEC regulations.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the named executive officers for Fiscal 2016, Fiscal 2015 and Fiscal 2014.

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (c)(1)	Stock Awards ($) (e)(2)	Non-Equity Incentive Plan Compensation ($) (g)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(4)	All Other Compensation ($) (i)(5)	Total ($) (j)

Robert J. Dennis	2016	877,000	2,197,504	-0-	-0-	36,114	3,110,618
Chairman, President and	2015	851,000	2,272,532	-0-	-0-	33,330	3,156,862
Chief Executive Officer	2014	826,500	1,974,917	214,294	-0-	35,936	3,051,647

Mimi E. Vaughn*	2016	447,500	703,627	-0-	-0-	47,139	1,198,266
Senior Vice President-	2015	362,000	522,291	-0-	2,239	47,362	933,892
Finance and Chief Financial Officer	2014	341,500	440,664	58,073	-0-	46,250	886,487

Jonathan D. Caplan	2016	422,000	663,503	34,815	-0-	45,172	1,165,490
Senior Vice President	2015	402,000	687,225	-0-	21,965	41,961	1,153,151
	2014	379,000	579,739	399,940	-0-	43,530	1,402,209

James C. Estepa	2016	625,000	982,633	241,526	-0-	51,087	1,900,246
Senior Vice President	2015	607,000	1,037,467	1,338,472	36,266	46,777	3,065,982
	2014	589,500	901,643	905,646	1,370	49,070	2,447,229

Kenneth J. Kocher**	2016	443,500	697,249	-0-	-0-	29,054	1,169,803
Senior Vice President	2015	443,500	758,050	-0-	-0-	27,116	1,228,666
	2014	418,500	640,162	-0-	-0-	26,412	1,085,074

*Ms. Vaughn was named Senior Vice President-Finance and Chief Financial Officer in February 2015. In Fiscal 2014 and 2015, she served as Senior Vice President-Strategy and Shared Services.

**Mr. Kocher resigned as Senior Vice President (and President of Lids Sports Group) on February 2, 2016.

(1)	The amounts in column (c) include salary voluntarily deferred in the Defined Contribution Plan and the Deferred Income Plan described under the heading “Other Compensation — Defined Benefit, Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section, above, in the following amounts:

	Amount Deferred
Name	Fiscal 2016	Fiscal 2015	Fiscal 2014
Robert J. Dennis	$24,108	$12,592	$12,388
Mimi E. Vaughn	17,716	14,043	2,846
Jonathan D. Caplan	64,205	29,629	56,940
James C. Estepa	16,417	17,582	15,325
Kenneth J. Kocher	22,175	17,604	5,887

(2)	The amounts in column (e) represent the aggregate grant date fair value of restricted stock awards, calculated in accordance with ASC Topic 718 “Compensation – Stock Compensation” (“ASC 718”) by multiplying the closing price of the Company’s common stock on the NYSE on the grant date by the number of shares granted.

(3)

The amounts in column (g) are cash awards under the Company’s EVA Plan, discussed in greater detail under the heading “Elements of Direct Compensation — Annual Incentive Compensation” in the “Compensation Discussion and Analysis” section, above. They include amounts voluntarily deferred by the named executive

[Footnotes continued on next page.]

officers in the Company’s 401(k) Plan and Deferred Income Plan, discussed under the heading “Other Compensation — Defined Benefit, Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section, above. Of the amounts reported in column (g), the named executive officers elected to defer the following amounts in the 401(k) Plan and/or the Deferred Income Plan:

	Amount Deferred ($)
Name	Fiscal 2016	Fiscal 2015	Fiscal 2014
Robert J. Dennis	-0-	-0-	10,510
Mimi E. Vaughn	-0-	-0-	2,904
Jonathan D. Caplan	-0-	-0-	13,558
James C. Estepa	5,510	5,919	5,564
Kenneth J. Kocher	-0-	-0-	-0-

Pursuant to the Company’s EVA Plan, 50% of any positive awards earned in excess of two times the target award during the next three fiscal years will be applied to repay the negative award and not paid out. See “Compensation Discussion and Analysis—Elements of Direct Compensation—Annual Incentive Compensation—Bonus Bank.” The following named executive officers accrued a negative award with respect to Fiscal 2016 in the amounts set forth below:

Robert J. Dennis	$ (5,322,513)
Mimi E. Vaughn	$ (1,939,913)
Kenneth J. Kocher	$ (2,886,852)

The amounts reported for Fiscal 2016 include, for each of the named executive officers, the following amounts attributable to prior-year positive “bank” balances that became payable based on Fiscal 2016 performance:

Robert J. Dennis	$-0-
Mimi E. Vaughn	$-0-
Jonathan D. Caplan	$-0-
James C. Estepa	$241,526
Kenneth J. Kocher	$-0-

(4)	The amounts in column (h) are the aggregate increase, if any, in the actuarial present value of the named executive officers’ benefits under the Retirement Plan, determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. No named executive officer had earnings or loss on nonqualified deferred compensation under the Company’s Deferred Income Plan described under the heading “Other Compensation — Defined Benefit, Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” above that exceed 120% of the applicable federal long-term interest rate. Negative changes in the actuarial value of Retirement Plan benefits are not reflected in column (h).

(5)	The amounts in column (i) for Fiscal 2016 include, for each named executive officer, life, medical, and dental premiums paid by the Company, matching contributions to the Company’s 401(k) Plan, and an employee discount on merchandise sold by the Company that is available to all full-time employees. For all the named executive officers except Mr. Dennis and Mr. Kocher, the amounts in column (h) include the supplemental retirement payment discussed under the heading “Defined Benefit, Defined Contribution and Deferred Income Plans.” For all the named executive officers except Mr. Kocher, the amounts in column (i) include tax preparation services. They include additional “gross-up” payments to cover federal tax liability with respect to tax preparation services in the following amounts for Fiscal 2016: Mr. Dennis — $3,059; Ms. Vaughn — $1,450; Mr. Caplan — $1,099; and Mr. Estepa — $569. For Mr. Estepa and Mr. Kocher, they include a matching charitable contribution, available to all employees.

GRANTS OF PLAN BASED AWARDS FOR FISCAL 2016

The following table shows, for each of the named executive officers, information regarding his or her target award under the Company’s EVA Plan for Fiscal 2016 and grants of restricted stock under the Amended and Restated 2009 Equity Incentive Plan in Fiscal 2016.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (f)(2)	All Other Option Awards: Number of Securities Underlying Options (#) (g)	Exercise or Base Price of Option Awards ($/Sh) (h)	Grant Date Fair Value of Stock and Option Awards (i)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)(1)	Maximum ($) (e)
Robert J. Dennis	N/A		$920,850		—	—	—	—
	June 24, 2015	—	—	—	33,080	—	—	$2,197,504
Mimi E. Vaughn	N/A		$335,625		—	—	—	—
	June 24, 2015	—	—	—	10,592	—	—	$703,627
Jonathan D. Caplan	N/A		$316,500		—	—	—	—
	June 24, 2015	—	—	—	9,988	—	—	$663,503
James C. Estepa	N/A		$506,250		—	—	—	—
	June 24, 2015	—	—	—	14,792	—	—	$982,633
Kenneth J. Kocher	N/A		$332,625		—	—	—	—
	June 24, 2015	—	—	—	10,496	—	—	$697,249

(1)	Columns (c), (d) and (e) relate to the Company’s EVA Plan. As discussed in detail under the heading “Annual Incentive Compensation” in the “Compensation Discussion and Analysis,” potential awards are uncapped (although any award in excess of three and one-third times the target is mandatorily deferred and at risk for future performance) and negative awards that may be offset against positive bonus bank balances deferred from past years and from future positive awards are possible. Consequently, no “threshold” (column (c)) or “maximum” (column (e)) is applicable.

(2)	Column (f) reflects awards of restricted stock under the Company’s Amended and Restated 2009 Equity Incentive Plan, the grant date fair values of which were calculated in accordance with ASC 718 by multiplying the closing price of the Company’s common stock on the NYSE on the grant date by the number of shares granted.

OUTSTANDING EQUITY AWARDS AT FISCAL 2016 YEAR-END

The following table shows, for each named executive officer, certain information concerning vested and unvested equity awards outstanding at January 30, 2016. The awards include stock options and restricted stock, as described under the heading “Stock-Based Compensation” in the “Compensation Discussion and Analysis,” above.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Robert J. Dennis	9,784	-0-	38.14	10/24/2016	77,017	5,093,904
Mimi E. Vaughn	2,918	-0-	38.14	10/24/2016	20,486	1,354,944
Jonathan D. Caplan	-0-	-0-	--	--	23,007	1,521,683
James C. Estepa	-0-	-0-	--	--	34,850	2,304,979
Kenneth J. Kocher	4,466	-0-	38.14	10/24/2016	24,864	1,644,505

(1)	All options were granted under the 2005 Equity Incentive Plan on the dates which are ten years before the expiration dates shown, and vested in four equal annual installments beginning on the first anniversary of the grant date.

(2)	The shares of restricted stock vest on the following schedule:

Name	Grant Date	Restricted Shares Outstanding	Vesting Increments
Robert J. Dennis	6/27/2012	7,690	7,690 on 6/28/2016
	6/26/2013	15,166	7,583 on 6/28/2016
			7,583 on 6/28/2017
	6/25/2014	21,081	7,027 on 6/28/2016
			7,027 on 6/28/2017
			7,027 on 6/28/2018
	6/24/2015	33,080	8,270 on 6/28/2016
			8,270 on 6/28/2017
			8,270 on 6/28/2018
			8,270 on 6/28/2019
Mimi E. Vaughn	6/27/2012	1,665	1,665 on 6/28/2016
	6/25/2013	3,384	1,692 on 6/28/2016
			1,692 on 6/28/2017
	6/25/2014	4,845	1,615 on 6/28/2016
			1,615 on 6/28/2017
			1,615 on 6/28/2018
	6/24/2015	10,592	2,648 on 6/28/2016
			2,648 on 6/28/2017
			2,648 on 6/28/2018
			2,648 on 6/28/2019

[Footnotes continued on next page.]

Name	Grant Date	Restricted Shares Outstanding	Vesting Increments
Jonathan D. Caplan	6/27/2012	2,192	2,192 on 6/28/2016
	6/26/2013	4,452	2,226 on 6/28/2016
			2,226 on 6/28/2017
	6/25/2014	6,375	2,125 on 6/28/2016
			2,125 on 6/28/2017
			2,125 on 6/28/2018
	6/24/2015	9,988	2,497 on 6/28/2016
			2,497 on 6/28/2017
			2,497 on 6/28/2018
			2,497 on 6/28/2019
James C. Estepa	6/27/2012	3,510	3,510 on 6/28/2016
	6/26/2013	6,924	3,462 on 6/28/2016
			3,462 on 6/28/2017
	6/25/2014	9,624	3,208 on 6/28/2016
			3,208 on 6/28/2017
			3,208 on 6/28/2018
	6/24/2015	14,792	3,698 on 6/28/2016
			3,698 on 6/28/2017
			3,698 on 6/28/2018
			3,698 on 6/28/2019
Kenneth J. Kocher	6/27/2012	2,420	2,420 on 6/28/2016
	6/26/2013	4,916	2,458 on 6/28/2016
			2,458 on 6/28/2017
	6/25/2014	7,032	2,344 on 6/28/2016
			2,344 on 6/28/2017
			2,344 on 6/28/2018
	6/24/2015	10,496	2,624 on 6/28/2016
			2,624 on 6/28/2017
			2,624 on 6/28/2018
			2,624 on 6/28/2019

(3)	Market value is calculated based on the closing price of the Company’s common stock on the NYSE on January 29, 2016 ($66.14), the last trading day prior to the end of Fiscal 2016.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2016

The following table shows, for each named executive officer, certain information about his or her stock option exercises, if any, and shares of restricted stock that vested, during Fiscal 2016:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert J. Dennis	8,252	201,204	34,120	2,292,895
Mimi E. Vaughn	2,265	-0-	7,530	506,071
Jonathan D. Caplan	-0-	-0-	9,908	665,890
James C. Estepa	-0-	-0-	15,574	1,046,588
Kenneth J. Kocher	3,321	65,538	10,668	717,136

(1)	Amounts reflect the difference between (a) the product of (i) the closing price of the Company’s common stock on the NYSE on the exercise date multiplied by (ii) the number of shares acquired on exercise, minus (b) the total exercise price for the shares so acquired.

(2)	Amounts reflect the product of the closing price of the Company’s common stock on the NYSE on the vesting date multiplied by the number of shares vested.

PENSION BENEFITS IN FISCAL 2016

The following table shows, for each of the named executive officers, his or her number of years credited service and the actuarial present value of his or her accumulated benefit under the Retirement Plan, discussed in “Compensation Discussion and Analysis — Defined Benefit, Defined Contribution and Deferred Income Plans,” above. Both credited service and the present value of the accumulated benefit are calculated as of January 30, 2016, the plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for Fiscal 2016. The valuation method and material assumptions reflected in the calculation of the present value of the accumulated benefit are those included in footnote 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K, filed with the SEC on March 30, 2016.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert J. Dennis	Genesco Retirement Plan	-0-	-0-	-0-
Mimi E. Vaughn	Genesco Retirement Plan	1	19,041	-0-
Jonathan D. Caplan	Genesco Retirement Plan	12	127,586	-0-
James C. Estepa	Genesco Retirement Plan	20	322,930	-0-
Kenneth J. Kocher	Genesco Retirement Plan	-0-	-0-	-0-

(1)	The years of benefit service of named executive officers participating in the Retirement Plan were frozen at January 1, 2005. See “Compensation Discussion and Analysis – Defined Benefit, Defined Contribution and Deferred Income Plans” above for further details.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows, for each named executive officer, his or her contributions to and investment earnings on balances in the Company’s Deferred Income Plan, described under the heading “Deferred Income Plan” in the “Defined Benefit, Defined Compensation, and Deferred Income Plans” section of the “Compensation Discussion and Analysis,” above. Earnings on plan balances are from investments selected by the participants, which may not include Company securities.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Robert J. Dennis	-0-	-0-	(63,927)	-0-	716,111
Mimi E. Vaughn	-0-	-0-	(42,404)	(52,463)	282,369
Jonathan D. Caplan	42,745	-0-	(27,913)	-0-	1,590,056
James C. Estepa	-0-	-0-	-0-	-0-	-0-
Kenneth J. Kocher	-0-	-0-	-0-	-0-	-0-

All amounts reported in column (b) are included in the salary reported for each named executive officer in column (c) of the Summary Compensation Table for Fiscal 2016.

Because no named executive officer’s deferred compensation earnings for Fiscal 2016 constituted above-market interest under the disclosure requirements applicable to the Summary Compensation Table, above, none of the amounts reported in column (d) are reflected in column (h) of the Summary Compensation Table.

The amount reported in column (f) includes, for each named executive officer, the following amount reported as compensation in the Summary Compensation Table for each of the three fiscal years in the Summary Compensation Table.

	Fiscal 2016	Fiscal 2015	Fiscal 2014
Robert J. Dennis	-0-	-0-	-0-
Mimi E. Vaughn	-0-	$-0-	$-0-
Jonathan D. Caplan	$42,745	$82,807	$111,840
James C. Estepa	-0-	-0-	-0-
Kenneth J. Kocher	-0-	-0-	-0-

CHANGE OF CONTROL ARRANGEMENTS, EMPLOYMENT AGREEMENTS

AND SEVERANCE PLAN

All the named executive officers except Mr. Kocher are parties to employment protection agreements (collectively, the “Employment Protection Agreements”). The agreements become effective only in the event of a Change of Control, which is defined as occurring when (i) any person (as defined in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any majority owned subsidiary of the Company (a “Subsidiary”) and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), but including a “group” as defined in Section 13(d)(3) of the Exchange Act (a “Person”), becomes the beneficial owner of shares of the Company having at least 20% of the total number of votes that may be cast for the election of directors of the Company (the “Voting Shares”); provided, however, that such an event shall not constitute a Change of Control if the acquiring Person has entered into an agreement with the Company approved by the board which materially restricts the right of such Person to direct or influence the management or policies of the Company; (ii) the shareholders of the Company approve any merger or other business combination of the Company, sale of the Company’s assets or combination of the foregoing transactions (a “Transaction”) other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction (excluding for this purpose any shareholder of the Company who also owns directly or indirectly more than 10% of the shares of the other company involved in the Transaction) continue to have a majority of the voting power in the resulting entity; or (iii) within any 24-month period beginning on or after the date of the agreements, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) cease (for any reason other than death) to constitute at least a majority of the board or of the board of directors of any successor to the Company, provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the board by, or on the recommendation of or with the approval of, at least two-thirds of the members of the board of directors who then qualified as Incumbent Directors either actually or by prior operation of Section 2(a) of the agreements. Each agreement provides for employment by the Company for a term of three years following a Change of Control. The executive is to exercise authority and perform duties commensurate with his or her authority and duties existing during the 90 days immediately prior to the Change of Control. He or she is also to receive compensation (including incentive compensation and benefits) during the term in an amount not less than that which he or she was receiving immediately prior to the Change of Control.

If the executive’s employment is terminated by death or total and permanent Disability determined in accordance with the Employment Protection Agreements during the term of the agreement, he or she, or his or her legal representative (as applicable), is entitled to receive from the Company, in a lump sum in cash within 30 days from the date of termination (except for payments due to the executive under any employee benefit plan), his or her accrued but unpaid base salary, any deferred compensation, all amounts owing to him or her under any applicable employee benefit plans, and a bonus equal to the average of the two most recent annual bonuses received by the executive (excluding any year in which no bonus was paid), prorated for the number of days in the current fiscal year that the executive was employed. A deceased executive’s family is also entitled to receive benefits at least equal to the most favorable level of benefits available to surviving families of executives of the Company under provisions of benefit plans relating to family death benefits that were in effect at any time during the 90 days prior to the Change of Control. If the executive is terminated for Cause (as defined in the Employment Protection Agreements) or quits voluntarily (other than on account of Good Reason (as defined in the Employment Protection Agreements)) during the employment period, he or she is entitled to receive from the Company, in a lump sum in cash within 30 days from the date of termination, the same compensation payable in case of termination by death or disability, except that the prorated bonus would not be payable.

As defined in the Employment Protection Agreements, “Cause” means (i) an act or actions of dishonesty or gross misconduct on the executive’s part which result or are intended to result in material damage to the Company’s business or reputation or (ii) repeated material violations by the executive of his or her obligations under the agreement which violations are demonstrably willful and deliberate on the executive’s part. “Good Reason” is defined to include (i) a good faith determination by the executive that the Company has taken action that materially changes his or her authority or responsibilities or materially reduces his or her ability to carry out such responsibilities; (ii) the Company’s failure to comply with provisions of the agreement involving the executive’s compensation, benefits and working conditions; (iii) the Company’s requiring the executive to be employed at a location more than 50 miles further from his or her principal residence than the location at which the executive worked immediately before the agreement became effective; and (iv) the Company’s failure subject to certain exceptions to require a successor to assume and agree to perform under the agreement.

If the executive’s employment is actually or constructively terminated by the Company without cause, or if the executive terminates his or her employment for Good Reason during the term of the agreement, the executive will be entitled to receive from the Company, in a lump sum in cash within 15 days from the date of termination, his or her base salary through the termination date, and a severance allowance equal in Mr. Dennis’s case to three times and in the case of the other named executive officers to two times (i) his or her annual base salary, plus (ii) the average of his or her two most recent annual bonuses received by the executive (excluding any year in which no bonus was paid), plus (iii) the present value of the annual cost to the Company of obtaining coverage equivalent to the coverage provided by the Company prior to the Change of Control under any welfare benefit plans (including medical, dental, disability, group life and accidental death insurance) plus the annualized value of fringe benefits provided to the executive prior to the Change of Control, plus reimbursement for any excise tax owed thereon and for taxes payable by reason of the reimbursement. Amounts payable under the Employment Protection Agreements are to be reduced by any amount received under the general severance plan described below.

All stock options and restricted stock granted by the Company under the Company’s equity incentive plans generally become immediately vested and (in the case of options) exercisable upon a Change of Control as defined in the applicable equity incentive plan.

The following table shows for each of the named executive officers, assuming that a Change of Control, followed by immediate involuntary termination of his or her employment (other than for cause) or by a voluntary termination by the named executive officer for Good Reason, occurred on January 30, 2016, the estimated amounts payable with respect to (a) salary, (b) bonus, (c) the value, based on the closing price of the Company’s stock on the NYSE on January 29, 2016 (the last trading day of the fiscal year) of all previously unvested restricted stock subject to accelerated vesting, (d) the estimated value of the payment related to benefits provided under the employment protection agreement, (e) the non-qualified deferred compensation (which would be paid upon termination for any reason regardless of whether a Change of Control has occurred, under the terms of the Deferred Income Plan), (f) the gross-up related to excise taxes that would have been reimbursable to the named executive officer (assuming a 39.6% marginal federal income tax rate), and (g) the total of items (a) through (f). The actual awards and amounts payable can only be determined at the time of each named executive officer’s termination of employment.

Name	Cash Severance (a)(1) ($)	Bonus (b)(2) ($)	Accelerated Stock-Based Compensation (c)(3) ($)	Estimated Benefits Value (d)(4) ($)	Deferred Compensation Payout (e) ($)	Tax Gross-Up (f)(5) ($)	Total (g) ($)
Robert J. Dennis	2,631,000	-0-	5,093,904	284,261	716,111	-0-	8,725,276
Mimi E. Vaughn	895,000	-0-	1,354,944	161,775	282,369	-0-	2,694,088
Jonathan D. Caplan	844,000	69,630	1,521,683	161,630	1,590,056	-0-	4,186,999
James C. Estepa	1,250,000	1,579,998	2,304,979	194,290	-0-	-0-	5,329,267
Kenneth J. Kocher	887,000	-0-	1,644,505	121,619	-0-	-0-	2,653,124

1)	For Mr. Dennis three times, and for all others two times, the annual base salary of the named executive officer as of January 30, 2016.

2)	For Mr. Dennis three times, and for all others two times, the average of the last two annual bonuses earned by the named executive officer.

3)	The value, based on the closing price of the Company’s common stock on the NYSE on January 29, 2016, of the previously unvested restricted stock that would have vested on an accelerated basis upon the Change of Control. None of the named executive officers holds any unexercisable stock options.

4)	Includes the present value, calculated using the annual federal short-term rate as determined under Section 1274(d) of the Internal Revenue Code of (a) the annual cost to the Company of obtaining coverage under the welfare benefit plans discussed above and (b) the annualized value of fringe benefits provided to the named executive officer immediately prior to January 30, 2016.

5)	Reimbursement of the excise tax payable on the Change of Control payment plus income taxes payable on the reimbursement.

The following table shows, for each of the named executive officers, assuming that a Change of Control, followed by immediate termination of his or her employment because of death or disability, occurred on January 30, 2016, the estimated amounts payable with respect to (a) salary, (b) bonus, (c) the value, based on the closing price of the Company’s common stock on the NYSE on January 29, 2016 (the last trading day of the fiscal year), of all previously unvested restricted stock subject to accelerated vesting, (d) non-qualified deferred compensation, and (e) the total of items (a) through (d):

Name	Cash Severance (a)(1) ($)	Bonus (b)(2) ($)	Accelerated Stock-Based Compensation (c)(3) ($)	Deferred Compensation Payout (d) ($)	Total (e) ($)
Robert J. Dennis	-0-	-0-	5,093,904	716,111	5,810,015
Mimi E. Vaughn	-0-	-0-	1,354,944	282,369	1,637,313
Jonathan D. Caplan	-0-	34,815	1,521,683	1,590,056	3,146,554
James C. Estepa	-0-	789,999	2,304,979	-0-	3,094,978
Kenneth J. Kocher	-0-	-0-	1,644,505	-0-	1,644,505

1)	Accrued and unpaid salary of the named executive officers at January 30, 2016.

2)	The average of the last two years’ bonuses paid to the named executive officers.

3)	The value, based on the closing price of the Company’s common stock on the NYSE on January 29, 2016, of the previously unvested restricted stock that would have vested on an accelerated basis upon the Change of Control. None of the named executive officers hold unexercisable stock options.

The following table shows, for each of the named executive officers, assuming a Change of Control, followed by an immediate voluntary termination (other than for Good Reason) or termination for cause of his or her employment, occurred on January 30, 2016, the estimated amounts payable with respect to (a) salary, (b) the value, based on the closing price of the Company’s stock on the NYSE on January 29, 2016 (the last trading day of the fiscal year), of all previously unvested restricted stock subject to accelerated vesting, (c) non-qualified deferred compensation, and (d) the total of items (a) through (c):

Name	Cash Severance (a)(1) ($)	Accelerated Stock-Based Compensation (b)(2) ($)	Deferred Compensation Payout (c) ($)	Total (d) ($)
Robert J. Dennis	-0-	5,093,904	716,111	5,810,015
Mimi E. Vaughn	-0-	1,354,944	282,369	1,637,313
Jonathan D. Caplan	-0-	1,521,683	1,590,056	3,111,739
James C. Estepa	-0-	2,304,979	-0-	2,304,979
Kenneth J. Kocher	-0-	1,644,505	-0-	1,644,505

1)	Accrued and unpaid salary of the named executive officers at January 30, 2016.

2)	The value, based on the closing price of the Company’s common stock on the NYSE on January 29, 2016, of the previously unvested restricted stock and stock options that would have vested on an accelerated basis upon the Change of Control. None of the named executive officers hold unexercisable stock options.

General Severance Plan. The Company maintains a severance plan for monthly-paid salaried employees to provide for certain benefits in the event of a Company-initiated separation from the Company other than for cause (as defined in the plan). Under the terms of the plan, an eligible employee is entitled to one week of his or her base salary at the termination date multiplied by each year of service with the Company with a maximum of 24 weeks and a minimum of two weeks. If their employment had been terminated without cause as of January 30, 2016, the named executive officers would have been entitled to the following severance payments under the plan, which reduce payments due under the Employment Protection Agreements described above: Mr. Dennis — $236,115; Ms. Vaughn — $103,269; Mr. Caplan — $105,500; Mr. Estepa — $288,462; and Mr. Kocher — $153,519.

On February 2, 2016, Mr. Kocher resigned from the positions of senior vice president of the Company and president of the Lids Sports Group. In connection with his resignation, Mr. Kocher and the Company entered into a transition agreement whereby he agreed to provide services reasonably requested by the Company through August 30, 2016, in order to assist in the transition of his former duties and responsibilities. He additionally agreed to be bound by a non-competition provision for a period of one year and a non-solicitation provision for a period of two years, to keep proprietary information of the Company confidential, and to provide a general release of claims against the Company. In exchange, the Company agreed to make a lump-sum payment to Mr. Kocher equal to his annual base salary prior to his resignation ($443,500), up to six monthly payments of $20,000 each while he remains employed in a transitional capacity, and a final lump-sum payment of $100,000 in exchange for the final release of claims at the end of the six-month transitional period. The Company also agreed to continue to pay its portion of group health insurance premiums for coverage of Mr. Kocher and his dependents under applicable COBRA regulations through the six-month transitional period.

DIRECTOR COMPENSATION

For Fiscal 2016, non-employee directors’ cash retainers were $72,500, and they received an annual restricted stock award valued at $97,500. At their option, directors may elect to exchange all or a portion of their cash retainers for shares of restricted stock valued at 75% of the average closing price of the Company’s common stock on the NYSE for the last trading month of the fiscal year prior to the grant. In addition to their retainer as directors, the chairmen of the board committees received the following additional retainers: audit committee, $15,000; compensation committee, $10,000; and nominating and governance committee, $20,000.

The Company also pays the premiums for non-employee directors on $50,000 of coverage under the Company’s group term life insurance policy. Directors who are full-time Company employees do not receive any extra compensation for serving as directors.

The following table shows, for each director of the Company who is not also a named executive officer, information about the director’s compensation in Fiscal 2016.

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)	Stock Awards ($) (c)(2)	All Other Compensation ($) (g)(3)	Total ($) (h)
Joanna Barsh	-0-	192,116	354	192,470
James S. Beard	-0-	192,116	354	192,470
Leonard L. Berry	72,500	95,524	354	168,378
William F. Blaufuss, Jr.	87,500	95,524	354	183,378
James W. Bradford	92,500	95,524	354	188,378
Matthew C. Diamond	-0-	205,524	354	205,878
Marty G. Dickens	-0-	205,524	354	205,878
Thurgood Marshall, Jr.	72,500	95,524	354	168,378
Kathleen Mason	-0-	192,116	354	192,470

(1)	Cash fees include annual director’s retainer and, where applicable, committee chair fees, reduced for Ms. Barsh, Mr. Beard, Mr. Diamond, Mr. Dickens, and Ms. Mason by the amount of fees voluntarily exchanged for retainer stock, all as described below.

[Footnotes continued on next page.]

(2)	The amounts in column (c) represent the aggregate grant date fair value of restricted stock amounts, calculated by multiplying the closing price of the Company’s common stock on the NYSE on the grant date by the number of shares granted. On June 25, 2015, the board granted shares of restricted stock with a value (at the average closing price of the stock on the NYSE for the thirty-day period prior to the determination of the number of shares to be granted) of $97,500 to each of the non-employee directors pursuant to the Amended and Restated 2009 Equity Incentive Plan. All the shares granted to directors in Fiscal 2016 vest on the first anniversary of the grant date, subject to continued service on the board. Also includes for Ms. Barsh, Mr. Beard, Mr. Diamond, Mr. Dickens and Ms. Mason, the compensation cost computed under FAS 123 related to restricted stock received in voluntary exchange for a portion of their cash compensation. At January 30, 2016, directors who were not also named executive officers had the following stock options and restricted stock awards outstanding:

Name	Restricted Shares Outstanding	Options Outstanding
Joanna Barsh	4,382	-0-
James S. Beard	5,177	-0-
Leonard L. Berry	3,890	-0-
William F. Blaufuss, Jr.	3,890	-0-
James W. Bradford	3,890	-0-
Matthew C. Diamond	5,355	-0-
Marty G. Dickens	5,355	-0-
Thurgood Marshall, Jr.	3,890	-0-
Kathleen Mason	5,177	-0-
Kevin P. McDermott*	-0-	-0-
David M. Tehle*	-0-	-0-

*Mr. McDermott and Mr. Tehle became directors after the end of Fiscal 2016.

As of April 25, 2016, 242,548 shares of common stock or options had been issued to non-employee directors pursuant to the Company’s 1996 Stock Incentive Plan, of which 28,745 had been forfeited; 46,345 shares of restricted stock had been issued to such directors under the 2005 Equity Incentive Plan, of which 546 had been forfeited; 39,042 shares of restricted stock had been issued to such directors under the 2009 Equity Incentive Plan, of which 660 had been forfeited; and 84,985 shares of restricted stock had been issued to such directors under the Amended and Restated 2009 Equity Incentive Plan, of which none have been forfeited.

(3)	The amounts reported in column (g) include, for each director, the premium paid by the Company for life insurance coverage as described above.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The U.S. Congress has enacted requirements commonly referred to as the “Say on Pay” rules. As required by Section 14A of the Exchange Act, the Company seeks shareholders’ non-binding, advisory vote to approve the compensation of the named executive officers as disclosed in the “Compensation Discussion and Analysis” section, the accompanying tables and related narrative discussion contained in this Proxy Statement.

As described in detail in the “Compensation Discussion and Analysis” section, the Company’s executive compensation programs are designed to attract and retain executive officers with the skills necessary to achieve its financial and strategic objectives. The Company’s executives are rewarded for their contributions through appropriate incentives tied to the Company’s performance and market value that seek to align their interests with those of our shareholders. The Company believes that the compensation of its named executive officers was reasonable and rewarded the named executive officers for attaining specified goals which do not promote the taking of an unreasonable amount of risk. The “Compensation Discussion and Analysis” section of this Proxy Statement and the related tables and narrative discussion provide additional details on the Company’s executive compensation, including its compensation philosophy and objectives and the Fiscal 2016 compensation of the named executive officers.

The “Say on Pay” proposal that shareholders are being asked to vote on is reflected in the following resolution:

RESOLVED: That the shareholders of Genesco Inc. approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section and related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2016 Annual Meeting of Shareholders.

Because your vote is advisory, it will not be binding on the board or the Company. However, the board will review the voting results and take them into consideration when making future decisions regarding executive compensation for named executive officers. The current frequency of the non-binding, advisory vote to approve the compensation of all named executive officers is annual, and the next such vote is expected to take place at the 2017 annual meeting of shareholders.

The board of directors unanimously recommends a vote FOR the approval of the Company’s compensation of our named executive officers on a non-binding, advisory basis.

PROPOSAL 3

APPROVAL OF SECOND AMENDED AND RESTATED

GENESCO INC. 2009 EQUITY INCENTIVE PLAN

The Genesco Inc. 2009 Equity Incentive Plan was originally approved by our shareholders in June 2009 and has been amended from time to time prior to May 5, 2016 (as amended, the “Equity Plan”). The Equity Plan authorized 2,500,000 shares of common stock for issuance, and at April 30, 2016, there were 469,404 shares of common stock available for issuance under the Equity Plan. The compensation committee, which consists entirely of directors who are not officers of the Company, reviewed the Company’s stock-based incentive compensation plans and concluded that the number of shares available under the Equity Plan did not authorize a sufficient number of shares to provide the flexibility with respect to stock-based compensation, or to establish appropriate long-term incentives to achieve Company objectives.

The committee and the board believe that a key element of officer, key employee and director compensation is stock-based incentive compensation. Stock-based compensation advances the interests of the Company by encouraging and providing for the acquisition of equity interests in the Company by officers, key employees, and non-employee directors, thereby providing substantial motivation for superior performance and aligning their interest with shareholders of the Company. In order to provide the Company with greater flexibility to adapt to changing economic and competitive conditions, on May 5, 2016, the board proposed the adoption, subject to shareholder approval, of an amendment and restatement of the Equity Plan (the “Second Amended and Restated Equity Plan”) to increase the number of shares of common stock authorized for issuance thereunder such that the maximum number of shares that may be issued in respect of awards granted under the Second Amended and Restated Equity Plan after the date of shareholder approval of the Second Amended and Restated Equity Plan (the “Restatement Effective Date”) is 2,969,404 shares, which includes 469,404 shares previously available for grant under the Equity Plan, less the number of shares subject to awards that are granted under the Equity Plan after April 30, 2016. To partially offset the effect of the share increase, the board is proposing an increase in the rate that “full value awards” deplete the share reserve under the Equity Plan, as further described below.

For the past three full fiscal years, grants to employees and directors under the Equity Plan have averaged 218,270 restricted shares per year. In addition, in fiscal year 2017 (through April 30, 2016), the Company granted 9,518 shares of restricted stock under the Equity Plan.

The primary purposes of the amendments to the Equity Plan are to (i) increase the number of shares of common stock available for issuance under the Equity Plan (as discussed above) and (ii) to impose limits on the amount of total compensation to non-employee directors. The Amended and Restated Equity Plan also includes various other substantive changes and non-substantive and conforming changes. The material changes are described under the heading “Summary of Material Amendments to the Equity Plan contained in the Second Amended and Restated Equity Plan” below.

In addition, shareholder approval of the Second Amended and Restated Equity Plan is intended to allow the compensation committee to make awards that may satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to certain performance-based awards that may be granted under the Equity Plan. As discussed under the heading “Certain Federal Income Tax Consequences” below, Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation paid in excess of $1 million in any tax year to certain covered employees unless certain requirements set forth in Section 162(m) of the Code are satisfied. One of the requirements of the “qualified performance-based compensation” exception under Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid must be disclosed and approved by shareholders at least once every five years. The material terms of the Equity Plan were last approved by our shareholders on June 22, 2011.

If approved by shareholders, the Second Amended and Restated Equity Plan would apply to future awards. If shareholders do not re-approve the material terms of the Equity Plan, the awards granted to our covered employees (as defined below) thereunder may not be fully deductible for tax purposes pursuant to Section 162(m) of the Code. This means we may be limited in our ability to grant awards that satisfy our compensation objectives and that are deductible, although we retain the ability to evaluate the performance of our covered employees and to pay appropriate compensation even if some of it may be non-deductible under Section 162(m) of the Code.

The committee and board of directors believe that the approval of this amendment and restatement is essential to further the long-term stability and financial success of the Company by attracting, motivating and retaining qualified employees through the use of stock incentives. In determining the number of additional shares to be made available for grant under the Second Amended and Restated Equity Plan, the board and the compensation committee considered the number and types of awards made by the Company in recent years under the Equity Plan, the expected future practices with respect to equity awards to the Company’s executive officers and proxy advisory firm guidelines.

The board of directors recommends a vote FOR approval of the Second Amended and Restated Genesco Inc. 2009 Equity Incentive Plan and your proxy will be so voted unless you specify otherwise.

Summary of Material Amendments to the Equity Plan contained in the Second Amended and Restated Equity Plan

The material amendments to the Equity Plan that will be implemented if shareholders approve the proposed Second Amended and Restated Equity Plan include the following:

•	The Second Amended and Restated Equity Plan increases the number of shares of common stock authorized for issuance thereunder as further described below.

•	The Second Amended and Restated Equity Plan provides that each share issued pursuant to “full value awards” (i.e., awards other than stock options or stock appreciation rights (“SARs”)) after the Restatement Effective Date will count as two (2) shares (as compared to one and eighty-three one-hundreds (1.83) shares under the Equity Plan) against the shares authorized for grant thereunder.

•	The Second Amended and Restated Equity Plan imposes a $500,000 limit on the total compensation that can be awarded to any non-employee director in any given calendar year, except in extraordinary circumstances as described below.

•	The Second Amended and Restated Equity Plan imposes additional restrictions against share recycling.

•	The Second Amended and Restated Equity Plan imposes a minimum vesting period of one year for awards of stock options and SARs, subject to limited exceptions as described below.

•	The Second Amended and Restated Equity Plan provides that awards thereunder will be subject to mandatory repayment under the circumstances described below.

Summary of Material Provisions of the Second Amended and Restated Equity Plan

The Second Amended and Restated Equity Plan authorizes awards with respect to 2,969,404 shares that may be granted after the Restatement Effective Date, which includes 469,404 shares previously available for grant under the Equity Plan, less the number of shares subject to awards that are granted under the Equity Plan after April 30, 2016 (the “Share Reserve”). If approved by shareholders, the Second Amended and Restated Equity Plan will be effective as of June 23, 2016, and if not approved by shareholders, the Equity Plan will remain in effect in its current form.

The purpose of the Second Amended and Restated Incentive Plan is to promote the interests of the Company and its shareholders by, among other things, (i) attracting and retaining key officers, employees and directors of, and consultants to the Company and its subsidiaries and affiliates, (ii) motivating those individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling those individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by those individuals, and (v) linking the compensation of those individuals to the long-term interests of the Company and its shareholders.

The following is a brief summary of the principal features of the Second Amended and Restated Equity Plan, which is qualified in its entirety by reference to the Second Amended and Restated Equity Plan itself, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

Shares Available for Awards under the Plan. Under the Second Amended and Restated Equity Plan, awards may be made in cash or in common stock of the Company in a number of shares not to exceed the Share Reserve. The Share Reserve is decreased by one (1) share for each option or SAR granted. Each Share issued pursuant to an award other than an option or SAR after the Restatement Effective Date will reduce the Share Reserve by two (2) shares.

Shares of common stock subject to an award under the Second Amended and Restated Equity Plan that are canceled, forfeited, expire unexercised, settled in cash or otherwise terminated without a delivery of shares of common stock to the participant, remain available for awards under the Second Amended and Restated Equity Plan, and the Share Reserve is increased by the same number of shares as it was decreased by the award. If any award granted under the Genesco Inc. 2005 Equity Incentive Plan (the “2005 Plan”) expires, terminates, is settled in cash (in whole or in part) or otherwise is forfeited or canceled for any reason before it has vested or been exercised in full, the Shares subject to such award will, to the extent of such expiration, cash, settlement, forfeiture, or termination, again be available for awards under the Second Amended and Restated Equity Plan. Notwithstanding the above, the following shares underlying any award under the 2005 Plan or the Equity Plan (which, for the avoidance of doubt, would include the Second Amended and Restated Equity Plan, if such amendment and restatement of the Equity Plan is approved by shareholders) will not become available for issuance under the Second Amended and Restated Equity Plan: (i) shares tendered or withheld in payment of the exercise price of a stock option, (ii) shares tendered or withheld to satisfy any tax withholding obligation with respect to any award, (iii) shares repurchased by the Company with proceeds received from the exercise of a stock option, and (iv) shares subject to an SAR that are not issued in connection with the share settlement of that SAR upon its exercise.

Shares of common stock issued under the Second Amended and Restated Equity Plan may be either newly issued shares or shares which have been reacquired by the Company. Any shares that again become available for grant will be added back as (i) one (1) share if such shares were subject to a stock option or SAR granted under the Equity Plan (which, for the avoidance of doubt, would include the Second Amended and Restated Equity Plan, if such amendment and restatement of the Equity Plan is approved by shareholders) or the 2005 Plan, (ii) one and eighty-three one-hundredths (1.83) shares if such shares were subject to any award (other than stock options or SARs) granted under the Equity Plan or the 2005 Plan prior to the Restatement Effective Date, and (iii) two (2) shares if such shares were subject to any award (other than stock options and SARs) granted under the Second Amended and Restated Equity Plan after the Restatement Effective Date. Shares issued by the Company as substitute awards granted solely in connection with the assumption of outstanding awards previously granted by a company acquired by the Company, or with which the Company combines (“Substitute Awards”), do not reduce the Share Reserve.

In addition, the Second Amended and Restated Equity Plan imposes individual limitations on the amount of certain awards in order to comply with Section 162(m) of the Code. Under these limitations, no single participant may receive stock options or SARs in any calendar year that, taken together, relate to more than 300,000 shares of common stock, subject to adjustment in certain circumstances.

In case of a dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of common stock or other securities of the Company, issuance of warrants or other rights to purchase common stock or other securities of the Company, or other similar transaction, the Second Amended and Restated Equity Plan provides that the compensation committee will in an equitable and proportionate manner consistent with the Code either: (i) adjust (1) the Share Reserve, (2) the number of shares or other securities of the Company subject to outstanding awards, (3) the grant or exercise price with respect to any award, and (4) the limits on the number of shares or awards that may be granted to participants under the Second Amended and Restated Equity Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding award in exchange for the award’s cancellation.

Eligibility and Administration. Current and prospective officers and employees and consultants to, the Company or its subsidiaries or affiliates and directors of the Company are eligible to be granted awards under the Second Amended and Restated Equity Plan. As of April 30, 2016, approximately 10,500 individuals were eligible to participate in the Second Amended and Restated Equity Plan. The compensation committee will administer the Second Amended and Restated Equity Plan, except with respect to awards to non-employee directors, for which the Second Amended and Restated Equity Plan will be administered by the board. The compensation committee will be composed of not less than two non-employee directors, each of whom will be a “Non-Employee Director” for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder, an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder and an independent director as defined by the listing standards of the New York Stock Exchange. Subject to the terms of the Second Amended and Restated Equity Plan, the compensation committee is authorized (among other things) to select participants, determine the type and number of awards to be granted, determine and later amend (subject to certain limitations) the terms and conditions of any award, interpret and specify the rules and regulations relating to the Second Amended and Restated Equity Plan, and make all other determinations which may be necessary or desirable for the administration of the Second Amended and Restated Equity Plan.

Stock Options and Stock Appreciation Rights. The compensation committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The compensation committee may specify the terms of such grants subject to the terms of the Second Amended and Restated Equity Plan. The compensation committee is also authorized to grant SARs, either with or without a related option. The exercise price per share subject to an option and the grant price of an SAR is determined by the compensation committee, but may not be less than the fair market value of a share of common stock on the date of the grant, except in the case of Substitute Awards. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the compensation committee, except that no option or SAR relating to an option may have a term exceeding ten years. Incentive stock options that are granted to holders of more than ten percent of the Company’s voting securities are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of fair market value.

A stock option or SAR may be exercised in whole or in part at any time, with respect to whole shares only, within the period permitted thereunder for the exercise thereof. Stock options and SARs must be exercised by written notice of intent to exercise the stock option or SAR and, with respect to options, payment in full to the Company of the amount of the option price for the number of shares with respect to which the option is then being exercised.

Payment of the option price must be made in cash or cash equivalents, or, at the discretion of the compensation committee, (i) by transfer, either actually or by attestation, to the Company of shares that have been held by the participant for such period as may be determined by the compensation committee which have a fair market value on the date of exercise equal to the option price, together with any applicable withholding taxes, or (ii) by a combination of such cash or cash equivalents and such shares; provided, however, that a participant is not entitled to tender shares pursuant to successive, substantially simultaneous exercises of any stock option of the Company. Subject to applicable securities laws and Company policy, the Company may permit an option to be exercised by delivering a notice of exercise and simultaneously selling the shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the option price, together with any applicable withholding taxes. Until the participant has been issued the shares subject to such exercise, he or she will possess no rights as a stockholder with respect to such shares.

No stock option or SAR granted under the Second Amended and Restated Equity Plan is transferable or exercisable by anyone other than the participant, except for certain limited circumstances.

Except for Substitute Awards, or in connection with the death or disability of the participant, or in the event of a Change in Control (as defined in the Second Amended and Restated Equity Plan), stock option and SAR awards (including any other stock-based awards the value of which is dependent on the appreciation of shares of common stock) will have a vesting period of not less than one (1) year from the date of grant; provided, that the compensation committee has the discretion to waive this requirement with respect to an award at or after grant, so long as the total number of shares of common stock that are issued pursuant to awards having an originally stated vesting period of less than one year from the date of grant (inclusive of any performance periods related thereto) does not exceed five percent of the Share Reserve.

Restricted Shares and Restricted Share Units. The compensation committee is authorized to grant restricted shares of common stock and restricted share units. Restricted shares are shares of common stock subject to transfer restrictions as well as forfeiture upon certain terminations of employment prior to the end of a restricted period or other conditions specified by the compensation committee in the award agreement. A participant granted restricted shares of common stock generally has most of the rights of a shareholder of the Company with respect to the restricted shares, including the right to receive dividends and the right to vote such shares. None of the restricted shares may be transferred, encumbered or disposed of during the restricted period or until after fulfillment of the restrictive conditions.

Each restricted share unit has a value equal to the fair market value of a share of common stock on the date of grant. The compensation committee determines, in its sole discretion, the restrictions applicable to the restricted share units. Unless the compensation committee determines otherwise at the time of grant, a participant will not be entitled to receive dividends or to be credited with dividend equivalents on any restricted share units at the time of any payment of dividends to shareholders on shares of common stock. A participant will in no event be entitled to receive dividends on unvested Restricted Share Units until such award has vested, although such dividends may be accumulated and paid upon the vesting or settlement of the award. Except as determined otherwise by the compensation committee, restricted share units may not be transferred, encumbered or disposed of, and such units will terminate, without further obligation on the part of the Company, unless the participant remains in continuous employment of the Company for the restricted period and any other restrictive conditions relating to the restricted share units are met.

Performance Awards. A performance award may consist of a right that is denominated in cash or shares of common stock, valued in accordance with the achievement of certain performance goals during certain performance periods as established by the compensation committee, and payable at such time and in such form as determined by the compensation committee. Performance awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the compensation committee. Except as provided in the applicable award agreement, termination of employment prior to the end of any performance period will result in the forfeiture of the performance award. A participant’s rights to any performance award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution, except as the compensation committee may determine.

Performance awards are subject to certain specific terms and conditions under the Second Amended and Restated Equity Plan. Unless otherwise expressly stated in the relevant award agreement, each award granted under the Second Amended and Restated Equity Plan to a Covered Officer (as defined in the Second Amended and Restated Equity Plan) is intended to be performance-based compensation within the meaning of Section 162(m) of the Code. Performance goals for Covered Officers will be limited to one or more of the following financial performance measures relating to the Company or any of its subsidiaries, operating units, business segments or divisions: (a) earnings before interest, taxes, depreciation and/or amortization; (b) operating income or profit; (c) operating efficiencies; (d) return on equity, assets, capital, capital employed or investment; (e) net income; (f) earnings per share; (g) utilization; (h) gross profit; (i) stock price or total stockholder return; (j) customer growth; (k) debt reduction; (l) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or (m) any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be expressed to take into account the Company’s or business segment’s cost of capital, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any subsidiary, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets. The compensation committee may appropriately adjust any evaluation of performance under criteria set forth in the Second Amended and Restated Equity Plan to exclude any of the following events that occur during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any items that are unusual in nature or infrequently occurring within the meaning of generally accepted accounting principles or other extraordinary items that are included in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, or (vi) any event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management.

To the extent necessary to comply with Section 162(m) of the Code, with respect to grants of performance awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m)), the compensation committee will, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the compensation committee will certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable award agreement, the compensation committee will have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the compensation committee may deem relevant to the assessment of individual or corporate performance for the performance period. With respect to any Covered Officer, the maximum annual number of shares in respect of which all share-settled performance awards may be granted under the Second Amended and Restated Equity Plan is 500,000 and the maximum annual amount of all performance awards that are settled in cash is $5,000,000.

Other Stock-Based Awards. The compensation committee is authorized to grant any other type of awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The compensation committee will determine the terms and conditions of such awards, consistent with the terms of the Second Amended and Restated Equity Plan.

Non-Employee Director Awards. The board of directors may provide that all or a portion of a non-employee director’s annual retainer, meeting fees and/or other awards or compensation as determined by the board be payable in non-qualified stock options, restricted shares, restricted share units and/or other stock-based awards, including unrestricted shares, either automatically or at the option of the non-employee directors. The board will determine the terms and conditions of any such awards, including those that apply upon the termination of a non-employee director’s service as a member of the board. Non-employee directors are also eligible to receive other awards pursuant to the terms of the Second Amended and Restated Equity Plan, including stock options and SARs, restricted shares and restricted share units, and other stock-based awards upon such terms as the compensation committee may determine; provided, however, that with respect to awards made to members of the compensation committee, the Second Amended and Restated Equity Plan will be administered by the board of directors. Notwithstanding anything in the Second Amended and Restated Equity Plan to the contrary, the aggregate value of all compensation paid or granted, as applicable, to any individual for service as a non-employee director with respect to any calendar year, including equity awards granted and cash fees paid by the Company to such non-employee director, may not exceed five hundred thousand dollars ($500,000) in value, calculating the value of any equity awards granted during such calendar year based on the grant date fair value of such awards for financial reporting purposes. The board may make exceptions to the applicable limit for individual non-employee directors in extraordinary circumstances, such as where any such individual non-employee directors are serving on a special litigation or transactions committee of the board, as the board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation involving such non-employee director.

Termination of Employment. The compensation committee will determine the terms and conditions that apply to any award upon the termination of employment with the Company, its subsidiaries and affiliates, and provide such terms in the applicable award agreement or in its rules or regulations.

Change in Control. All outstanding stock options, SARs, restricted shares and restricted share units vest, become immediately exercisable or payable and have all restrictions lifted immediately upon a Change in Control. The compensation committee may provide prior to the occurrence of a Change in Control that upon its occurrence, an award may be canceled in exchange for a payment per share or unit in an amount based on the fair market value of the award with reference to the Change in Control. With respect to performance awards, unless otherwise provided in an award agreement or other documents governing a performance award, in the event of a Change in Control, (a) any outstanding performance awards relating to performance periods ending prior to the Change in Control which have been earned but not paid will become immediately payable, (b) all then-in-progress performance periods for outstanding performance awards will end, and all participants will be deemed to have earned an award based on actual performance during the shortened performance period or a pro rata amount of the target award opportunity based on the number of months that have elapsed during the performance period in question, and (c) the Company will pay all such performance awards in cash, within 30 days of the Change in Control, based on the Change of Control price unless such awards are assumed as alternative awards. No accelerated vesting will occur if the compensation committee determines in good faith that an award will be honored, assumed or replaced by an award of equivalent value meeting certain specific criteria immediately upon a Change in Control, unless otherwise provided in the award agreement or document governing the award.

Amendment and Termination. The board of directors may amend, alter, suspend, discontinue or terminate the Second Amended and Restated Equity Plan or any portion of the Second Amended and Restated Equity Plan at any time, except that shareholder approval must be obtained for any such action if such approval is necessary to comply with any tax or regulatory requirement with which the board deems it desirable or necessary to comply. The compensation committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award, either prospectively or retroactively. However, without the approval of the Company’s shareholders, the compensation committee does not have the power to (a) amend the terms of previously granted stock options to reduce the exercise price per share of outstanding stock options or grant price of outstanding SARs, (b) cancel such options or SARs in exchange for cash or a grant of either substitute options or SARs with a lower exercise price per share or grant price, as applicable, than the cancelled award, or any other award, or (c) take any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the NYSE or such other principal securities exchange on which shares of the Company’s common stock is traded. The compensation committee also may not materially and adversely affect the rights of any award holder without the award holder’s consent.

Cancellation and Rescission of Shares. The board of directors or the compensation committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred award made to an officer under the Second Amended and Restated Equity Plan if (a) the board of directors or a board committee has determined that any fraud, negligence, or intentional misconduct was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), (b) the officer engaged in any fraud or misconduct that caused or contributed to the need for the restatement, and (c) the amount of compensation that would have been paid or payable to the officer pursuant to the award had the financial results been properly reported would have been lower than the amount actually paid or payable. An officer will be liable to the Company for the reimbursement of any bonus or incentive compensation paid to the officer, and for gains realized on the exercise of stock options or SARs under the circumstances described in this paragraph. In addition, any award granted under the Second Amended and Restated Equity Plan will be subject to mandatory repayment by the participant to the Company (i) to the extent set forth in any award agreement, (ii) to the extent such participant is, or in the future becomes, subject to (1) any “clawback” or recoupment policy adopted by the Company or any affiliate thereof to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (2) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

Other Terms of Awards. The Company may take action, including the withholding of amounts from any award made under the Second Amended and Restated Equity Plan, to satisfy withholding and other tax obligations. The compensation committee may provide for additional cash payments to participants to defray any tax arising from the grant, vesting, exercise or payment of any award. Except as permitted by the applicable award agreement, awards granted under the Second Amended and Restated Equity Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or as permitted by the compensation committee in its discretion.

Certain Federal Income Tax Consequences. The following is a brief description of the Federal income tax consequences generally arising with respect to awards under the Second Amended and Restated Equity Plan.

Tax consequences to the Company and to participants receiving awards will vary with the type of award. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an incentive stock option, a nonqualified option, an SAR or a restricted share award. A participant will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply). Upon exercising an option other than an incentive stock option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares of common stock acquired on the date of exercise.

If a participant sells shares of common stock acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant must generally recognize ordinary income equal to the difference between (i) the fair market value of the shares of common stock at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of the incentive stock option shares of common stock), and (ii) the exercise price. Otherwise, a participant’s disposition of shares of common stock acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding period is met) generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares of common stock (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of common stock for the incentive stock option holding periods prior to disposition of the shares.

Similarly, the exercise of an SAR will result in ordinary income on the value of the stock appreciation right to the individual at the time of exercise. The Company will be allowed a deduction for the amount of ordinary income recognized by a participant with respect to an SAR. Upon a grant of restricted shares, the participant will recognize ordinary income on the fair market value of the common stock at the time restricted shares vest unless a participant makes an election under Section 83(b) of the Code to be taxed at the time of grant. The participant also is subject to capital gains treatment on the subsequent sale of any common stock acquired through the exercise of an SAR or restricted share award. For this purpose, the participant’s basis in the common stock is its fair market value at the time the SAR is exercised or the restricted share becomes vested (or is granted, if an election under Section 83(b) is made). Payments made under performance awards are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to, and are transferable by, the participant.

Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation paid in excess of $1 million in any tax year to certain “covered employees” (i.e., our principal executive officer and the three most highly compensated executive officers of the Company, other than our principal executive officer and principal financial officer). However, compensation that constitutes “qualified performance-based compensation” is excluded from this $1 million deduction limit and therefore remains fully deductible by the company that pays it. The Company intends that (i) performance awards and (ii) options granted (a) with an exercise price at least equal to 100% of fair market value of the underlying shares of common stock at the date of grant (b) to employees the compensation committee expects to be named executive officers at the time a deduction arises in connection with such awards, constitute “qualified performance-based compensation” so that these awards will not be subject to the Section 162(m) deduction limitations.

The foregoing discussion is general in nature and is not intended to be a complete description of the Federal income tax consequences of the Second Amended and Restated Equity Plan. This discussion does not address the effects of other Federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the Second Amended and Restated Equity Plan are urged to consult a tax advisor as to the tax consequences of participation.

The Second Amended and Restated Equity Plan is not intended to be a “qualified plan” under Section 401(a) of the Code.

The Second Amended and Restated Equity Plan provides that no award will provide for deferral of compensation that does not comply with Section 409A of the Code unless the compensation committee specifically provides at the time of grant that an award is not intended so as to comply, and permits the compensation committee to reform any award to maintain to the maximum extent possible the original intent of the award without violating Section 409A of the Code. In the event that it is reasonably determined by the board or the compensation committee that, as a result of Section 409A of the Code and the regulations thereunder, payments in respect of any award under the Second Amended and Restated Equity Plan may not be made at the time contemplated by the terms of the Second Amended and Restated Equity Plan or the relevant award agreement, as the case may be, without causing the participant holding such award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the participant incurring any tax liability under Section 409A of the Code; which, if the participant is a “specified employee” within the meaning of the Section 409A, will be the first day following the six-month period beginning on the date of participant’s termination of employment. Unless otherwise provided in an award agreement or other document governing the issuance of such award, payment of any Performance Award intended to qualify as a “short term deferral” within the meaning of Section 1.409A-1(b)(4)(i) of the U.S. Treasury Regulations will be made between the first day following the close of the applicable performance period and the last day of the “applicable 2  1⁄2 month period” as defined therein.

Plan Benefits

Because awards granted under the Second Amended and Restated Equity Plan will be made at the discretion of the compensation committee, the benefits that will be awarded under the Second Amended and Restated Equity Plan are not currently determinable.

Equity Compensation Plan Information

The following table sets forth certain information concerning the 1996 Stock Incentive Plan, the 2005 Equity Incentive Plan, and the Equity Plan, previously approved by shareholders, at January 30, 2016. There are no equity compensation plans not approved by shareholders. For additional information concerning the Company’s equity compensation plans, see the discussion in Note 1 in the Notes to Consolidated Financial Statements – Summary of Significant Accounting Policies – Share-Based Compensation and Note 12 Share-Based Compensation Plans, included in the Company’s Annual Report on Form 10-K for the Fiscal Year ended January 30, 2016.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column (a))(1)
Equity compensation plans approved by security holders	26,696	$38.13	778,226	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	26,696	$38.13	778,226

(1)Such shares may be issued as restricted shares or other forms of stock-based compensation pursuant to the Amended and Restated 2009 Equity Incentive Plan.

(2)Includes 305,134 shares available for issuance under the Genesco Employee Stock Purchase Plan, which has been terminated. Such shares are no longer available for future issuance.

The board of directors recommends a vote FOR the proposal to approve the Second Amended and Restated Genesco Inc. 2009 Equity Incentive Plan. Proxies solicited by the board of directors will be so voted unless shareholders otherwise specify in their proxies.

AUDIT MATTERS

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP served as the independent registered public accounting firm to the Company in the fiscal year ended January 30, 2016, and has been retained by the audit committee in the same capacity for the current fiscal year. The firm’s appointment is submitted for shareholder ratification at the annual meeting. If shareholders do not ratify the firm’s appointment, the audit committee will reconsider the appointment. The board of directors unanimously recommends a vote FOR ratification of this appointment and your proxy will be so voted unless you specify otherwise. Representatives of the firm are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Committee Report

The audit committee is composed of four independent directors as defined under the current rules of the NYSE and applicable SEC regulations. The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. The committee’s charter is available on the Company’s website, www.genesco.com. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

The committee has met and held discussions with management and the Company’s independent registered public accounting firm, Ernst & Young LLP. The committee met with management and the independent registered public accounting firm to review and discuss with them each of the Company’s consolidated quarterly and annual financial statements. Management represented to the committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The committee discussed with the independent registered public accounting firm the matters required to be discussed under Public Company Accounting Oversight Board standards.

In addition, the committee has discussed with the independent registered public accounting firm the factors which might be deemed to bear upon the registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures and the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, which were reviewed by the committee. The committee considered, among other factors, the distribution of fees paid to the firm among those for audit services, those for audit-related services, those for tax services and all other fees, as described below under the caption “Fee Information,” and considered whether the provision of services other than the audit and audit-related services is compatible with the registered public accounting firm’s independence.

The committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective activities. The committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the effectiveness of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial statements and reporting process.

In reliance on the reviews and discussions described in this report, the committee recommended to the board of directors and the board of directors approved inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016, filed with the SEC on March 30, 2016.

By the Committee:

William F. Blaufuss, Jr., Chairman

James S. Beard

Marty G. Dickens

Kathleen Mason

The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Fee Information

The following table sets forth summary information regarding fees for services by the Company’s independent registered public accounting firm during Fiscal 2016 and Fiscal 2015.

	Fiscal 2016	Fiscal 2015
Audit Fees	$1,690,081	$1,667,955
Audit-Related Fees	23,000	23,000
Tax Fees — Total	313,799	305,944
Tax compliance	299,162	299,279
Tax planning and advice	14,637	6,665
All Other Fees	1,995	1,995

Audit Fees

Audit fees include fees paid by the Company to Ernst & Young LLP in connection with annual audits of the Company’s consolidated financial statements, internal controls over financial reporting and their review of the Company’s interim financial statements. Audit fees also include fees for services performed by the independent registered public accounting firm that are closely related to the audit and in many cases could be provided only by the Company’s independent registered public accounting firm.

Audit-Related Fees

Audit-related services include an employee benefit plan audit.

Tax Fees

Tax fees include fees paid by the Company primarily for compliance services and also for planning and advice for Fiscal 2016 and Fiscal 2015.

All Other Fees

In both Fiscal 2016 and Fiscal 2015, the Company paid other fees to Ernst & Young LLP for access to an online accounting and auditing information resource.

Pre-Approval Policy

The audit committee has adopted a policy pursuant to which it pre-approves all services to be provided by the Company’s independent registered public accounting firm and a maximum fee for such services. As permitted by the policy, the committee has delegated authority to its chairman to pre-approve services the fees for which do not exceed $50,000, subject to the requirement that the chairman report any such pre-approval to the audit committee at its next meeting.

All fees paid to the Company’s independent registered public accounting firm in Fiscal 2016 were pre-approved pursuant to the policy.

PROPOSALS FOR THE 2017 ANNUAL MEETING

Proposals of shareholders intended for inclusion in the proxy material for the 2017 annual meeting of shareholders must be received at the Company’s offices at Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217, attention of the Corporate Secretary, no later than January 13, 2017.

In addition, the Company’s Bylaws contain an advance notice provision requiring that, if a shareholder’s proposal is to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide timely written notice thereof to the Secretary of the Company. In order to be timely, the notice must be delivered to or mailed to the Corporate Secretary of the Company and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the meeting (or, if less than seventy days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made). In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received timely, then the persons designated as proxies in the proxies solicited by the board of directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.

FINANCIAL STATEMENTS AVAILABLE

A copy of the Company’s annual report to shareholders containing audited financial statements accompanies this proxy statement. The annual report does not constitute a part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016, excluding certain of the exhibits thereto, may be obtained, without charge, by any shareholder, upon written request to Roger G. Sisson, Corporate Secretary, Genesco Inc., Genesco Park, 1415 Murfreesboro Road, Suite 490, Nashville, Tennessee 37217.

EXHIBIT A

GENESCO INC.

SECOND AMENDED AND RESTATED

2009 EQUITY INCENTIVE PLAN

Section 1. Purpose.

This plan shall be known as the “Second Amended and Restated Genesco Inc. 2009 Equity Incentive Plan” (the “Plan”). The purpose of the Plan is to promote the interests of Genesco Inc., a Tennessee corporation (the “Company”), its Subsidiaries and its stockholders by (i) attracting and retaining key officers, employees, and directors of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its stockholders. With respect to any awards granted under the Plan that are intended to comply with the requirements of “performance-based compensation” under Section 162(m) of the Code, the Plan shall be interpreted in a manner consistent with such requirements.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

(b) “Alternative Award” has the meaning set forth in Section 13.3 hereof.

(c) “Award” shall mean any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Award, Other Stock-Based Award or other award (whether cash or Share-based) granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish or which are required by applicable legal requirements.

(d) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

(e) “Beneficial Ownership” (including correlative terms) shall have the meaning given such term in Rule 13d-3 promulgated under the Exchange Act.

(f) “Board” shall mean the Board of Directors of the Company.

(g) “Cause” shall mean, unless otherwise defined in the applicable Award Agreement, (i) the engaging by the Participant in willful misconduct that is injurious to the Company or its Subsidiaries or Affiliates, or (ii) the

embezzlement or misappropriation of funds or property of the Company or its Subsidiaries or Affiliates by the Participant. For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. Any determination of Cause for purposes of the Plan or any Award shall be made by the Committee in its sole discretion. Any such determination shall be final and binding on a Participant.

(h) “Change in Control” shall mean any of the following events:

(i) any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, acquired Beneficial Ownership of the Company’s securities having 25% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company unless such acquisition is approved by a majority of the directors of the Company in office immediately preceding such acquisition;

(ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, contested election or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction is held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(iii) during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds (2/3rds) of the Directors of the Company then still in office who were (i) Directors of the Company at the beginning of any such period, and (ii) not initially (a) appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of a Person other than the Board, or (b) designated by a Person who has entered into an agreement with the Company to effect a transaction described in (i) or (ii) above or (iv) or (v) below;

(iv) a complete liquidation or dissolution of the Company; or

(v) the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company as a result of the acquisition of voting securities of the Company by the Company which, by reducing the number of voting securities of the Company then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if the Subject Person becomes the Beneficial Owner of any new or additional voting securities of the Company in a related transaction or after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional voting securities of the Company which in either case increases the percentage of the then outstanding voting securities of the Company Beneficially Owned by the Subject Person, then a Change in Control shall be deemed to occur.

Unless otherwise provided in an applicable Award Agreement, solely for the purpose of determining the timing of any payments pursuant to any Awards constituting a “deferral of compensation” subject to Section 409A of the Code, a Change in Control shall be limited to a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations. No Award Agreement shall define a Change in Control in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a change in control of the Company (e.g., upon the announcement, commencement, or stockholder approval of any event or transaction that, if completed, would result in a change in control of the Company).

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(j) “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof, or such other committee designated by the Board to administer the Plan. To the extent that compensation realized in respect of Awards is intended to be “qualified performance based compensation” under Code Section 162(m) and the Committee is not comprised solely of individuals who are “outside directors” within the meaning of Code Section 162(m), the Committee may from time to time delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements.

(k) “Consultant” shall mean any consultant to the Company or its Subsidiaries or Affiliates.

(l) “Covered Officer” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Code Section 162(m); provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the taxable year of the Company in which the compensation expense associated with any applicable Award would otherwise be deductible by the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the taxable year of the Company in which the compensation expense associated with any applicable Award would otherwise be deductible by the Company.

(m) “Director” shall mean a member of the Board.

(n) “Disability” shall mean, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan.

(o) “Employee” shall mean a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.

(p) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(q) “Fair Market Value” with respect to the Shares, shall mean, for purposes of a grant of an Award as of any date, (i) the closing sales price of the Shares on the New York Stock Exchange, or any other such exchange or market as is the principal trading market for the Shares, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported (or in either case, such other price based on actual trading on the applicable date that the Committee determines is appropriate), or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith and by the reasonable application of a reasonable valuation method by the Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.

(r) “Grant Price” means the price established at the time of grant of an SAR pursuant to Section 6 used to determine whether there is any payment due upon exercise of the SAR.

(s) “Good Reason” shall have the definition given such term in a Participant’s Award Agreement, or in the absence of such definition, as determined in good faith by the Committee, and with respect to any award constituting a deferral of compensation within the meaning of Section 409A of the Code, consistent with the provisions thereof.

(t) “Incentive Stock Option” shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(u) “Non-Qualified Stock Option” shall mean an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not an Incentive Stock Option.

(v) “Non-Employee Director” shall mean a member of the Board who is not an officer or employee of the Company or any Subsidiary of the Company.

(w) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(x) “Option Price” shall mean the purchase price payable to purchase one Share upon the exercise of an Option.

(y) “Other Stock-Based Award” shall mean any Award granted under Sections 9 or 10 of the Plan. For purposes of the share counting provisions of Section 4.1 hereof, an Other Stock-Based Award that is not settled in cash shall be treated as (i) an Option Award if the amounts payable thereunder will be determined by reference to the appreciation of a Share, and (ii) a Restricted Share Award if the amounts payable thereunder will be determined by reference to the full value of a Share.

(z) “Participant” shall mean any Employee, Director, Consultant or other person who receives an Award under the Plan.

(aa)      “Performance Award” shall mean any Award granted under Section 8 of the Plan. For purposes of the share counting provisions of Section 4.1 hereof, a Performance Award that is not settled in cash shall be treated as (i) an Option Award if the amounts payable thereunder will be determined by reference to the appreciation of a Share, and (ii) a Restricted Share Award if the amounts payable thereunder will be determined by reference to the full value of a Share.

(bb)      “Performance Period” means the period over which a performance goal underlying a Performance Award shall be evaluated.

(cc)      “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(dd)      “Restricted Period” shall mean the period over which a Restricted Share, Restricted Share Unit or Performance Award shall vest.

(ee)           “Restricted Share” shall mean any Share granted under Sections 7 or 10 of the Plan.

(ff)            “Restricted Share Unit” shall mean any unit granted under Sections 7 or 10 of the Plan.

(gg)          “Retirement” shall mean, unless otherwise defined in the applicable Award Agreement, retirement of a Participant from the employ or service of the Company or any of its Subsidiaries or Affiliates in accordance with the terms of the applicable Company retirement plan or, if a Participant is not covered by any such plan, the Participant’s voluntary termination of employment on or after such Participant’s 65th birthday.

(hh)          “SEC” shall mean the Securities and Exchange Commission or any successor thereto.

(ii)            “Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

(jj)            “Shares” shall mean shares of the common stock, $1.00 par value, of the Company.

(kk)          “Share Reserve” has the meaning set forth in Section 4.1 of the Plan.

(ll)            “Stock Appreciation Right” or “SAR” shall mean a stock appreciation right granted under Sections 6 or 10 of the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the amount determined by the Committee and specified in an Award Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value of such Share on the date of exercise over the Grant Price applicable to such SAR.

(mm)       “Subsidiary” shall mean any Person (other than the Company) of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

(nn)          “Substitute Awards” shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

(oo)          “Vesting Period” means the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

Section 3. Administration.

3.1        Authority of Committee. The Plan shall be administered, construed and interpreted by the Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Non-Employee Directors, all references in the Plan to the Committee shall be deemed to be references to the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to:

(i) designate Participants, determine eligibility for participation in the Plan and decide all questions concerning eligibility for and the amount of Awards under the Plan;

(ii) determine the type or types of Awards to be granted to a Participant;

(iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards;

(iv) determine the timing, terms, and conditions of any Award;

(v) accelerate the time at which all or any part of an Award may be settled or exercised;

(vi) determine whether, to what extent, and under what circumstances, Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(vii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(viii) grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate;

(ix) grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the Incentive Stock Option rules under Section 422 of the Code and the nonqualified deferred compensation rules under Section 409A of the Code, where applicable;

(x) make all determinations under the Plan concerning the termination of any Participant’s employment or service with the Company or a Subsidiary or Affiliate, including whether such termination occurs by reason of Cause, Good Reason, Disability, Retirement, or in connection with a Change in Control and whether a leave constitutes a termination of employment;

(xi) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(xii) except to the extent prohibited by Section 6.2, amend or modify the terms of any Award at or after grant with the consent of the holder of the Award;

(xiii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(xiv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 14 hereunder to amend or terminate the Plan. The exercise of an Option or receipt of an Award shall be effective only if an Award Agreement shall have been duly executed and delivered on behalf of the Company following the grant of the Award.

3.2        Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.3        Delegation. Subject to the terms of the Plan, the Committee’s charter and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Subsidiary or Affiliate, or to

a Committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to such Section.

Section 4. Shares	Available For Awards.

4.1        Shares Available. Subject to the provisions of Section 4.2 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards after the effective date of the amendment and restatement of this Plan is two million nine hundred sixty nine thousand four hundred four (2,969,404) Shares, which includes four hundred sixty nine thousand four hundred four (469,404) shares previously available for grant, less the number of Shares subject to Awards that are granted under the Plan after April 30, 2016 (the “Share Reserve”). The number of Shares with respect to which Incentive Stock Options may be granted shall be no more than 2,000,000.

(a)        Each Share with respect to which an Option or SAR is granted shall reduce the Share Reserve by one (1) Share. Each Share subject to an Award other than an Option or SAR that is granted prior to the effective date of the second amendment and restatement of this Plan shall reduce the Share Reserve by one and eighty-three one-hundredths (1.83) Shares. Each Share subject to an Award other than an Option or SAR that is granted on or after the effective date of the second amendment and restatement of this Plan shall reduce the Share Reserve by two (2) shares.

(b)        If any Award granted under this Plan shall expire, terminate, be settled in cash (in whole or in part) or otherwise be forfeited or canceled for any reason before it has vested or been exercised in full, the Shares subject to such Award shall, to the extent of such expiration, cash settlement, forfeiture, or termination, again be available for Awards under the Plan, in accordance with this Section 4.1. If any Award granted under the Genesco Inc. 2005 Equity Incentive Plan (the “2005 Plan”) shall expire, terminate, be settled in cash (in whole or in part) or otherwise be forfeited or canceled for any reason before it has vested or been exercised in full, the Shares subject to such Award shall, to the extent of such expiration, cash settlement, forfeiture, or termination, again be available for Awards under the Plan, and the Share Reserve shall be increased, in accordance with this Section 4.1. Notwithstanding the foregoing, the following Shares underlying any Award under the 2005 Plan or the Plan will not again become available for Awards under the Plan: (1) Shares tendered or withheld in payment of the Option Price of an Option, (2) Shares tendered or withheld to satisfy any tax withholding obligation with respect to any Award, (3) Shares repurchased by the Company with proceeds received from the exercise of an Option, and (4) Shares subject to an SAR that are not issued in connection with the Share settlement of that SAR upon its exercise. The Committee may make such other determinations not inconsistent with this Section 4.1(b) regarding the counting of Shares issued pursuant to this Plan as it deems necessary or advisable, provided that such determinations shall be permitted by law.

(c)        Any Shares that again become available for grant pursuant to this Section 4.1 shall be added back as (i) one (1) Share if such Shares were subject to an Option or SAR granted under the Plan or the 2005 Plan, (ii) as one and eighty-three one-hundredths (1.83) Shares if such Shares were subject to Awards other than Options or SARs granted under the Plan or the 2005 Plan prior to the Effective Date, and (iii) two (2) Shares if such Shares were subject to Awards other than Options or SARs granted under the Plan or the Prior Plan on or after the Effective Date.

(d)        Notwithstanding the foregoing and subject to adjustment as provided in Section 4.2 hereof, no Participant may receive Options or SARs under the Plan in any calendar year that, taken together, relate to more than 300,000 Shares.

4.2        Adjustments. In the event that any dividend (other than regular, recurring dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, then the Committee shall in an equitable and proportionate manner as determined by the Committee (and, as applicable, in such manner as is consistent with Sections 162(m), 422 and 409A of the Code and the regulations thereunder) either: (i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan, provided that the number of Shares subject to any Award shall always be a whole number; (3) the grant or exercise price with respect to any Award under the Plan; and (4) the limits on the number of Shares or Awards that may be granted to Participants under the Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of such Award.

4.3        Substitute Awards. Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired company shall not reduce the Share Reserve.

Section 5. Eligibility.

Any Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Non-Employee Directors shall only be eligible to receive Awards granted consistent with Section 10.

Section 6.            Stock Options and Stock Appreciation Rights.

6.1        Grant. The grant of an Option shall take place when the Committee by resolution, written consent or other appropriate action determines to grant such Option for a particular number of Shares to a particular Participant at a particular Option Price. An Option may be granted with or without a related SAR. An SAR may be granted with or without a related Option. The provisions of Option Awards need not be the same with respect to each Participant. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. To the extent the aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted) of the Shares with respect to which all Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all plans described in Section 422(d) of the Code) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.

6.2        Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted and the Grant Price at the time each SAR is granted. Except in the case of Substitute Awards, the Option Price of an Option may not be less than the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option. Except with respect to Substitute Awards, SARs may not have a Grant Price less than the Fair Market Value of a Share on the date of grant. In the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.2 of the Plan in the form of Options, such grants shall have an Option Price per Share that is intended to maintain the economic value of the Award that was replaced or adjusted, as determined by the Committee. Except as required by the provisions of Section 4.2 hereof, the Committee shall not have the power to (i) amend the terms of previously granted Options or SARs to reduce the

Option Price of outstanding Options or the Grant Price of outstanding SARs, (ii) cancel such Options or SARs in exchange for cash or a grant of either substitute Options or SARs with a lower Exercise Price or Grant Price than the cancelled Award, or any other Award, (iii) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the New York Stock Exchange or such other principal securities exchange on which the Shares are traded, in each case without the approval of the Company’s shareholders.

6.3        Term. Each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement; provided, that no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted. Notwithstanding the preceding sentence, the period of time over which an Option, other than an Incentive Stock Option, may be exercised shall be automatically extended if on the scheduled expiration of such Option, the Participant’s exercise of such Option would violate applicable securities law; provided, that during the extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, that such extended exercise period shall end thirty (30) days after the exercise of such Option first would no longer violate such laws.

6.4        Exercise.

(a)        Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws.

(b)        An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised.

(c)        Payment of the Option Price shall be made in (i) cash or cash equivalents, or, (ii) at the discretion of the Committee, by transfer, either actually or by attestation, to the Company of unencumbered Shares previously acquired by the Participant, valued at the Fair Market Value of such Shares on the date of exercise (or next preceding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, such transfer to be upon such terms and conditions as determined by the Committee, (iii) by a combination of (i) or (ii), or (iv) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, (x) a cashless (broker-assisted) exercise that complies with applicable laws or (y) withholding Shares (net-exercise) otherwise deliverable to the Participant pursuant to the Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price. Until the optionee has been issued the Shares subject to such exercise, the optionee shall possess no rights as a stockholder with respect to such Shares.

(e)        At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares or a combination of cash and Shares. A fractional Share shall not be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

6.5        Termination of Employment or Service. Except as otherwise provided in the applicable Award Agreement at or after grant, an Option may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the grant date of such Option and ending on the date of exercise of such Option the Participant is an Employee, Non-Employee Director or Consultant, and the Option shall terminate immediately upon a termination of employment of the Participant.

6.6        Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if on a grant date, the optionee owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

6.7        Transferability of Options. Except as provided in this Section 6.7, no Options or SARs shall be (i) transferable otherwise than by will or the laws of descent and distribution, or (ii) exercisable during the lifetime of the Participant by anyone other than the Participant. An Award Agreement may provide that Non-Qualified Stock Options or SARs granted to a Participant may be transferred by such Participant to a Permitted Transferee (as defined below), provided that (i) such Non-Qualified Stock Options or SARs shall be fully vested; (ii) there is no consideration for such transfer (other than receipt by the Participant of interest in an entity that is a Permitted Transferee); (iii) the Participant (or such Participant’s estate or representative) shall remain obligated to satisfy all income or other tax withholding obligations associated with the exercise of such Non-Qualified Stock Options or SARs; (iv) the Participant shall notify the Company in writing prior to such transfer and disclose to the Company the name and address of the Permitted Transferee and the relationship of the Permitted Transferee to the Participant; and (v) such transfer shall be effected pursuant to transfer documents in a form approved by the Company. A Permitted Transferee may not further assign or transfer any such Non-Qualified Stock Options or SARs otherwise than by will or the laws of descent and distribution. Following the transfer of Non-Qualified Stock Options or SARs to a Permitted Transferee, such Non-qualified Stock Options or SARs shall continue to be subject to the same terms and conditions that applied to them prior to their transfer by the Participant, except that they shall be exercisable by the Permitted Transferee to whom such transfer was made rather than by the transferring Participant. For the purposes of the Plan, the term “Permitted Transferee” means, with respect to a Participant, (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Participant, including adoptive relationships, and (ii) a trust, partnership or other entity in which the Participant or the persons described in clause (i) above have more than fifty percent of the beneficial interest.

6.8        Minimum Vesting Period. Except for Substitute Awards, or in connection with the death or disability of the Participant, or in the event of a Change in Control, Option and SAR Awards (including any Other Stock-Based Awards the value of which is dependent on the appreciation of Shares) shall have a Vesting Period of not less than one (1) year from the date of grant; provided, that the Committee has the discretion to waive this requirement with respect to an Award at or after grant, so long as the total number of Shares that are issued pursuant to Awards having an originally stated Vesting Period of less than one year from the date of grant (inclusive of any performance periods related thereto) shall not exceed 5% of the Share Reserve.

Section 7. Restricted	Shares And Restricted Share Units.

7.1        Grant. Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan. The provisions of Restricted Share and Restricted Share Unit Awards need not be the same with respect to all Participants. The Award Agreement shall set forth a period of time during which the grantee must remain in the continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse (the “Restricted Period”). If the Committee so determines, the restrictions may lapse during such Restricted Period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the Shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards.

7.2        Restricted Shares. At the time of a Restricted Share Award, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the grantee. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Restricted Shares prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award, and confirmation and account statements sent to the Participant with respect to such book-entry Shares may bear the restrictive legend referenced in the preceding sentence. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Share Awards evidenced in such manner.

(a)        Dividends and Other Distributions. Prior to the lapse of any applicable transfer restrictions, Participants holding Restricted Shares shall have the right to receive any cash dividends paid with respect to such Shares while they are so held, unless determined otherwise by the Committee and set forth in the Award Agreement. The Committee may apply any restrictions to such dividends that the Committee deems appropriate. Except as set forth in the Award Agreement, in the event (a) of any adjustment as provided in Section 4.2, or (b) any shares or securities are received as a dividend, or an extraordinary dividend is paid in cash on Restricted Shares, any new or additional Shares or securities or any extraordinary dividends paid in cash received by a recipient of Restricted Shares shall be subject to the same terms and conditions, including any transfer restrictions, as relate to the original Restricted Shares.

(b)        Other Rights. Unless otherwise provided in the applicable Award Agreement, the grantee shall have all other rights of a stockholder with respect to the Restricted Shares, including the right to vote such Shares, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the Restricted Period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such Restricted Period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant, all of the Shares shall be forfeited and all rights of the grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of the Company for the entire Restricted Period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met.

(c)        Termination of Restrictions. At the end of the Restricted Period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the

Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the Restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be (or, in the case of book-entry Shares, such restrictions and restricted stock legend shall be removed from the confirmation and account statements delivered to the Participant or the Participant’s beneficiary or estate, as the case may be, in book-entry form).

7.3        Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. Unless otherwise provided in a Restricted Share Unit Award Agreement, a Participant will not be entitled to receive dividend equivalent rights in respect of Restricted Share Units at the time of any payment of dividends to stockholders on Shares. In no event shall a Participant receive dividends on unvested Restricted Share Units until such Awards have vested, though such dividends may be accumulated and paid concurrently with the vesting or settlement of unvested Restricted Share Units. Except as otherwise determined by the Committee at or after grant, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, unless the grantee remains in continuous employment of the Company for the entire Restricted Period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

Section 8. Performance	Awards.

8.1        Grant. The provisions of Performance Awards need not be the same with respect to all Participants. A Performance Award may consist of a right that is (i) denominated in cash or Shares (including but not limited to Restricted Shares or Restricted Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such Performance Periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

8.2        Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award. The Committee may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment. In the event the Committee provides for dividends or dividend equivalents to be payable with respect to any Performance Awards denominated in Shares, actual payment of such dividends or dividend equivalents shall be conditioned upon the performance goals underlying the Performance Award being met.

8.3        Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with the procedures established by the Committee, on a deferred basis. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

8.4        Termination of Employment or Service. Except as otherwise provided in the applicable Award Agreement at or after grant, if during a Performance Period a Participant’s employment with the Company or any

Subsidiary terminates, then such Participant shall not be entitled to any payment with respect to the Performance Awards relating to such Performance Period. Such provisions shall be determined in the sole discretion of the Committee, not need be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for the termination of employment.

Section 9. Other	Stock-Based Awards.

The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which may consist of any right that is an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

Section 10.            Non-Employee Director Awards.

10.1        Awards. The Board may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards, including unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law. Subject to applicable legal requirements, the Board may also grant Awards to Non-Employee Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7 or 9 above.

10.2        Applicable Limits. Notwithstanding anything herein to the contrary, the aggregate value of all compensation paid or granted, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including equity Awards granted and cash fees paid by the Company to such Non-Employee Director, shall not exceed five hundred thousand dollars ($500,000) in value, calculating the value of any equity Awards granted during such calendar year based on the grant date fair value of such Awards for financial reporting purposes. The Board may make exceptions to the applicable limit in this Section 10.2 for individual Non-Employee Directors in extraordinary circumstances, such as where any such individual Non-Employee Directors are serving on a special litigation or transactions committee of the Board, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation involving such Non-Employee Director.

Section 11. Provisions	Applicable To Covered Officers And Performance Awards.

11.1        In General. Notwithstanding anything in the Plan to the contrary, unless the Committee determines that a Performance Award to be granted to a Covered Officer should not constitute “qualified performance-based compensation” for purposes of Code Section 162(m), Performance Awards granted to Covered Officers shall be subject to the terms and provisions of this Section 11. Accordingly, unless otherwise determined by the Committee, if any provision of the Plan or any Award Agreement relating to such an Award does not comply or is inconsistent with Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee discretion to increase the amount of compensation otherwise payable to a Covered Officer in connection with any such Award upon the attainment of the performance criteria established by the Committee.

11.2        Performance Goals. The Committee may grant Performance Awards to Covered Officers based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this Section 11, performance goals shall be limited to one or more of the following Company, Subsidiary, operating unit, business segment or division financial performance measures:

(a)	earnings before interest, taxes, depreciation and/or amortization;

(b)	operating income or profit;

(c)	operating efficiencies;

(d)	return on equity, assets, capital, capital employed or investment;

(e)	net income;

(f)	earnings per share;

(g)	utilization;

(h)	gross profit;

(i)	stock price or total stockholder return;

(j)	customer growth;

(k)	debt reduction;

(l)	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or

(m)	any combination thereof.

Each goal may be expressed on an absolute and/or relative basis, may be expressed to take into account the Company’s or business segment’s cost of capital, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or Shares outstanding, or to assets or net assets. The Committee may appropriately provide for the adjustment of any evaluation of performance under criteria set forth in this Section 11.2 to exclude any of the following events that occur during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any items that are unusual in nature or infrequently occurring within the meaning of generally accepted account principles or other extraordinary items that are included in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (vi) any event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; provided, that the Committee commits to make any such adjustments within the 90 day period set forth in Section 11.4 hereof.

11.3        Limitations. With respect to any Covered Officer, the maximum annual number of Shares in respect of which all Share-settled Performance Awards may be granted under Section 8 of the Plan is 500,000 and the maximum value of all Performance Awards settled in cash that may be granted under Section 8 of the Plan in any fiscal year is $5,000,000.

11.4        Procedure. To the extent necessary to comply with Code Section 162(m), with respect to grants of Performance Awards, no later than ninety (90) days following the commencement of each Performance Period (or such other time as may be required or permitted by Code Section 162(m)), the Committee shall, in writing, (1) select the performance goal or goals applicable to the Performance Period, (2) establish the various targets and bonus amounts which may be earned for such Performance Period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such Performance Period. In determining the amount earned by a Covered Officer for a given Performance Period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant in its sole discretion to the assessment of individual or corporate performance for the Performance Period.

Section 12. Termination	Of Employment.

The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment with the Company, its Subsidiaries and Affiliates, including a termination by the Company with or without Cause, by a Participant voluntarily, or by reason of death, Disability or Retirement, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe. Such terms and conditions need not be the same with respect to all Awards or all Participants.

Section 13. Change	In Control.

13.1        Accelerated Vesting and Payment of Awards. Subject to the provisions of Section 13.3, in the event of a Change in Control, each Option and SAR then outstanding shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and/or SAR, and the Restricted Period shall lapse as to each Restricted Share and each Restricted Share Unit then outstanding. In connection with such a Change in Control, the Committee may, in its discretion, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change in Control, provide that each Option, SAR, Restricted Share, Restricted Share Unit and/or Other Stock-Based Award shall, upon the occurrence of such Change in Control, be cancelled in exchange for a payment per share/unit in an amount based on Fair Market Value of the Award with reference to the Change in Control, which amount may be zero (0) if applicable.

13.2        Performance Awards. Subject to the provisions of Section 13.3 and unless otherwise provided in an Award Agreement or other documents governing a Performance Award, in the event of a Change in Control, (a) any outstanding Performance Awards relating to Performance Periods ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (b) all then-in-progress Performance Periods for Performance Awards that are outstanding shall end, and all Participants shall be deemed to have earned an award based on actual performance during the shortened performance period or a pro rata amount of the target award opportunity based on the number of months that have elapsed during the Performance Period in question, and (c) the Company shall pay all such Performance Awards in cash, within thirty (30) days of such Change in Control, based on the Change in Control price unless such awards are assumed as Alternative Awards pursuant to Section 13.3.

13.3        Alternative Awards. Notwithstanding Section 13.1 or 13.2(a) or (c), no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Option, SAR, Restricted Share, Restricted Share Unit, Performance Award and/or Other Stock-Based Award if the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that such Option, SAR, Restricted Share, Restricted Share Unit, Performance Award and/or Other Stock-Based Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by a Participant’s employer (or the parent or an affiliate of such employer) immediately following the Change in Control; provided that any such Alternative Award must:

(a)        be based on stock that is traded on an established securities market;

(b)        provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Option, SAR, Restricted Share, Restricted Share Unit, Performance Award and/or Other Stock-Based Award, including, but not limited to, an identical or better exercise or vesting schedule;

(c)        have substantially equivalent value to such Option, SAR, Restricted Share, Restricted Share Unit, Performance Award and/or Other Stock-Based Award (determined at the time of the Change in Control); and

(d)        have terms and conditions which provide that in the event that the Participant’s employment is involuntarily terminated for any reason other than for Cause, or if Participant terminates his or her employment for Good Reason, all of such Participant’s Options, SARs, Restricted Shares, Restricted Share Units, Performance Awards and/or Other Stock-Based Award shall be deemed immediately and fully exercisable and/or all restrictions shall lapse, and shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities, or in a combination thereof, in an amount equal to (i) the Fair Market Value of such stock on the date of the Participant’s termination (with respect to any Restricted Shares, Restricted Share Units, earned Performance Awards and/or Other Stock-Based Awards (if applicable)), or (ii) the excess of the Fair Market Value of such stock on the date of the Participant’s termination over the corresponding exercise or base price per share, if any (with respect to any Option, SARs and/or Other Stock-Based Award (if applicable)).

13.4        No Implied Rights; Other Limitations. No Participant shall have any right to prevent the consummation of any of the acts described in Section 4.2 or this Section 13 affecting the number of Shares available to, or other entitlement of, such Participant under the Plan or such Participant’s Award. Any actions or determinations of the Committee under this Section 13 need not be uniform as to all outstanding Awards, nor treat all Participants identically. Notwithstanding the adjustments described in Section 13.1, any changes to Incentive Stock Options pursuant to this Section 13 shall, unless the Committee determines otherwise, only be effective to the extent such adjustments or changes do not cause a “modification” (within the meaning of Section 424(h)(3) of the Code) of such Incentive Stock Options or adversely affect the tax status of such Incentive Stock Options.

13.5.        Termination, Amendment, and Modifications of Change in Control Provisions. Notwithstanding any other provision of the Plan or any Award Agreement provision, the provisions of this Section 13 may not be terminated, amended, or modified on or after the date of a Change in Control to materially impair any Participant’s Award theretofore granted and then outstanding under the Plan without the prior written consent of such Participant.

Section 14. Amendment	And Termination.

14.1        Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.

14.2        Amendments to Awards. Subject to the restrictions and shareholder approval requirements set forth in Section 6.2, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

14.3        Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (and shall make such adjustments for events described in Section 4.2 hereof) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principles, subject to any restrictions otherwise set forth in the Plan.

14.4        Cancellation and Rescission of Awards. The Board or the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Awards of an officer at any time if (a) the Board, or an appropriate committee thereof has determined that any fraud, negligence, or intentional misconduct was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), (b) the officer engaged in any fraud or misconduct that caused or contributed to the need for the restatement, and (c) the amount of compensation that would have been paid or payable to the officer pursuant to the Award had the financial results been properly reported would have been lower than the amount actually paid or payable. An officer shall be liable to the Company for the reimbursement of any bonus or incentive compensation paid to the officer, and for gains realized on the exercise of stock options or SARs under the circumstances described in (a) to (c) of this Section 14.4.

In addition, any Award granted pursuant to this Plan shall be subject to mandatory repayment by the Participant to the Company (i) to the extent set forth in any Award Agreement, (ii) to the extent that such Participant is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Company or any Affiliate thereof to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

Section 15. General	Provisions.

15.1        Limited Transferability of Awards. Except as otherwise provided in the Plan or in an Award Agreement at or after grant, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution; provided, that in no event shall any transfer for value be permitted. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer.

15.2        Dividend Equivalents. Except as otherwise provided in the Plan, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or, in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award. Notwithstanding the foregoing (but subject to Section 4.2), neither dividends nor dividend equivalents may be payable with respect to Options or SARs.

15.3        No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

15.4        Share Certificates. All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate (or, if any such Shares or securities are in book-entry form, such book-entry balances and confirmation and account statements with respect thereto) delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates (or confirmation and account statements for book-entry Shares) to make appropriate reference to such restrictions.

15.5        Withholding Taxes. The Company, a Subsidiary or an Affiliate shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company, Subsidiary or Affiliate), including all payments under this Plan, or make other arrangements for the collection of (including through the sale of Shares otherwise issuable pursuant to the applicable Award), all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Award or a disqualifying disposition of Common Stock received upon exercise of an Incentive Stock Option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Award. To the extent specified by the Committee, withholding may be satisfied by withholding Shares to be received upon exercise or vesting of an Award or by delivery to the Company of previously owned Shares, in each case (x) as may be required to avoid the Company’s or the Affiliates’ or Subsidiaries’ incurring an adverse accounting charge, and (y) based on the Fair Market Value of the Shares on the wage payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. In addition, the Company may reasonably delay the issuance or delivery of Shares pursuant to an Award as it determines appropriate to address tax withholding and other administrative matters.

15.6        Compliance with Section 409A of the Code. No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. In the event that it is reasonably determined by the Board or Committee that, as a result of Section 409A of the Code and the regulations thereunder, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code; which, if the Participant is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s termination of employment. Unless otherwise provided in an Award Agreement or other document governing the issuance of such Award, payment of any Performance Award intended to qualify as a “short term deferral” within the meaning of Section 1.409A-1(b)(4)(i) of the U.S. Treasury Regulations shall be made between the first day following the close of the applicable Performance Period and the last day of the “applicable 2  1⁄2 month period” as defined therein. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

15.7        Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

15.8        No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Shares, Restricted Share Units, Other Stock-Based Awards or other types of Awards provided for hereunder.

15.9        No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.

15.10        No Rights as Stockholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Shares.

15.11        Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.

15.12        Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

15.13        Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Exchange Act Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

15.14        No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

15.15        Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 16. Term	Of The Plan.

16.1        Effective Date. The Plan was effective as of June 24, 2009, and this second amendment and restatement shall be effective upon the approval of the Board and the Company’s stockholders (such approval date, the “Effective Date”); provided, that the previous Plan shall remain in effect in the event the Company’s stockholders fail to approve this Plan.

16.2        Expiration Date. No new Awards shall be granted under the Plan after the tenth anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the tenth anniversary of the Effective Date.

NOTICE OF

ANNUAL MEETING

AND

PROXY STATEMENT

Annual Meeting

of Shareholders

June 23, 2016

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 23, 2016.
Vote by Internet
• Go to www.envisionreports.com/GCOB

• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

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1.	Election of Directors:	01 - Joanna Barsh 05 - Matthew C. Diamond 09 - Kevin P. McDermott	02 - Leonard L. Berry 06 - Marty G. Dickens 10 - David M. Tehle	03 - James W. Bradford 07 - Thurgood Marshall, Jr.	04 - Robert J. Dennis 08 - Kathleen Mason

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01 ☐	02 ☐	03 ☐	04 ☐	05 ☐	06 ☐	07 ☐	08 ☐	09 ☐	10 ☐
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

		For	Against	Abstain			For	Against	Abstain
2.	Say on Pay - an advisory vote on the approval of executive compensation.	☐	☐	☐	3.	Approval of the Second Amended and Restated Genesco Inc. 2009 Equity Incentive Plan.	☐	☐	☐

4.	Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournments or postponements thereof.
B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, administrator, trustee or guardian, please sign in full corporate name by duly authorized officer. By signing, you revoke all proxies heretofore given.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — GENESCO INC.

Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting on June 23, 2016

The undersigned hereby constitutes and appoints Robert J. Dennis and James W. Bradford, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GENESCO INC. to be held on June 23, 2016, and at any adjournment or postponement thereof, on all matters coming before the meeting.

You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations, though you must sign and return this card or vote by Internet or telephone if you wish your shares to be voted.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be voted on reverse side.)

C	Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

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